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                                                                       Exhibit 2




                           SALE AND PURCHASE AGREEMENT


                                 By and between


                            PINAULT PRINTEMPS REDOUTE


                                       and


                               OFFICE DEPOT, INC.


                                   dated as of


                                 April 11, 2003



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THIS AGREEMENT, DATED AS OF APRIL 11, 2003,


IS MADE BY AND BETWEEN




PINAULT PRINTEMPS REDOUTE, a SOCIETE ANONYME A DIRECTOIRE ET CONSEIL DE SURVEILLANCE (corporation with management board and supervisory board) with an outstanding share capital of 489,577,920 Euro organized under the laws of France, having its head office at 18, place Henri Bergson, 75008 Paris, France, registered under number 552 075 020 RCS Paris, represented by Mr. Serge Weinberg, in his capacity as chief executive officer, duly authorized for the purposes hereof, hereinafter referred to as the "SELLER"



                                                              ON THE FIRST HAND,


AND




OFFICE DEPOT, INC., a corporation organized and existing under the laws of the State of Delaware, USA, having its principal office at 2200 Old Germantown Road, Delray Beach, Florida 33445, represented by Mr. Bruce Nelson in his capacity as Chairman of the Board and Chief Executive Officer, duly authorized for the purposes hereof, hereinafter referred to as the "PURCHASER"



                                                             ON THE SECOND HAND,




The Seller and the Purchaser hereafter jointly referred to as the "PARTIES" and individually as a "PARTY".



                                       2
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                                    CONTENTS




WHEREAS GUILBERT S.A., a SOCIETE ANONYME A DIRECTOIRE ET CONSEIL DE SURVEILLANCE (corporation with management board and supervisory board) organized under the laws of France with a capital of 13,909,654.09 Euros, having its head office at 126, avenue du Poteau, 60300 Senlis, France, registered under number 697 180 297 RCS Senlis (the "COMPANY"), is a subsidiary of the Seller.

WHEREAS, the Purchaser has indicated to the Seller its desire to purchase the Company.

WHEREAS, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller all of the issued and outstanding shares of capital stock of the Company owned by the Seller on the terms and subject to the conditions set forth in this agreement (the "AGREEMENT").

NOW THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and undertakings referred to in this Agreement, and subject to the satisfaction or waiver of the conditions of this Agreement, the Parties to this Agreement agree as follows:


ARTICLE 1 - DEFINITIONS


Capitalized terms used in this Agreement shall have the meaning ascribed to them in this Article 1 unless such terms are defined elsewhere in this Agreement.


ACCOUNTING PRINCIPLES               shall mean GAAP, as applied according to
                                    SCHEDULE 3.5.

ANTITRUST AUTHORITIES               shall mean the EU Commission the French
                                    Ministry of Economy (MINISTRE DE L'ECONOMIE,
                                    DES FINANCES ET DE L'INDUSTRIE), the French
                                    DGCCRF (DIRECTION GENERALE DE LA
                                    CONCURRENCE, DE LA CONSOMMATION ET DE LA
                                    REPRESSION DES FRAUDES) and any other
                                    antitrust, competition, merger control and investment authorities, as the case may be, competent to scrutinize or approve the Transaction.

ANTITRUST CLEARANCE                 shall mean the approval, consent, waiver,
                                    license, order, registration, permits,
                                    ruling, authorization or clearance of the Transaction from all Antitrust Authorities whose approval is necessary for the transfer of ownership of the Shares to the Purchaser.



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BENEFITS SCHEDULE                   shall mean a schedule setting out full
                                    written details of the benefits, as at the Closing Date, of the Pre-Closing Members, such benefits to be calculated as if all active members of the UK Pension Plan as at the Closing Date had left pensionable service on the Closing Date based on pensionable salaries and pensionable service applicable at the Closing Date. Article 5.9(h) shall apply as regards any dispute relating to the Benefits Schedule.

BUSINESS DAY                        shall mean any day other than (i) a
                                    Saturday, Sunday or (ii) a day on which
                                    first rank banks in Paris or New York are authorized to close by a rule or regulation.

CASH EQUIVALENTS                    shall mean positive bank balances, other
                                    cash accounts, cash deposit accounts and readily marketable debt instruments.

CLOSING shall mean the sale and purchase of the Shares from the Seller to the Purchaser and the payment of the Initial Purchase Price Payment by the Purchaser to the Seller.

CLOSING DATE                        shall mean the date on which the Closing
                                    occurs, except as provided in Article 2.4.1.

CONTRACTS                           shall mean any contract, agreement,
                                    undertaking, binding commitment, lease,
                                    license, mortgage, bond, note or instrument, whether written or oral, that is legally binding, and relates to the Company or any of its Subsidiaries.

FULL FUNDING TARGET DATE            shall mean the earliest of:

                                    (i) the fifth anniversary of the Closing
                                    Date;

                                    (ii) the Winding Up Payment Date; and

                                    (iii) such earlier date as the Seller may notify to the Purchaser (by giving written notice no more than three (3) Business Days prior to such proposed earlier date).

GAAP                                shall mean French generally accepted
                                    accounting principles and practices.

GOVERNMENTAL AUTHORITY              shall mean any European, national, regional,
                                    municipal, local or foreign government or any political subdivision of the foregoing, governmental, regulatory, taxing or administrative entity, authority, agency, commission, ministry or other similar body including any public utility control or public service commission or similar regulatory body, or any court, tribunal, or judicial or arbitral body.


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GOVERNMENTAL ORDER                  shall mean any order entered by or with any
                                    Governmental Authority specifically relating to the Company or any of its Subsidiaries.

GUILBERT NETHERLANDS                shall mean Guilbert Netherlands B.V.

GUILBERT UK                         shall, subject to Article 5.9(s), mean
                                    Guilbert Holdings UK Limited (UK registered number 2898888), as the sponsoring employer of the UK Pension Plan as at the date of this Agreement.

INDEBTEDNESS                        shall mean (i) obligations for borrowed
                                    money (including penalties, prepayment and other fees and accrued interest thereon),
                                    (ii) securitized receivables whether with or without recourse, (iii) obligations under financing leases and CREDIT BAUX and (iv) indebtedness for the deferred purchase price of property or services (other than (a) trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices (b) leases and (c) arrangements for extended payment terms which are less than six (6) months).

INTERCOMPANY INDEBTEDNESS           shall mean the aggregate of all Indebtedness
                                    owed by any of the Company or one of its Subsidiaries to a member of the PPR Group
                                    (other than the Company or its Subsidiaries) net of all Indebtedness owed by a member of the PPR Group (other than the Company or its Subsidiaries) to the Company or its Subsidiaries.

LIENS shall mean liens, pledges, mortgages, charges, security interests, burdens, encumbrances, options, pre-emption rights, voting agreements, guarantees, usufructs or other restrictions or limitations of any nature whatsoever.

MATERIAL ADVERSE EFFECT             shall mean a material adverse effect on the
                                    business, financial condition or annual
                                    results of operations of the Company and its Subsidiaries, taken as a whole, it being understood that this shall exclude any of the following changes or developments after the date hereof:

                                    (i) changes or developments in
                                    international, national, regional, state or local wholesale or retail markets for office supplies



                                       5
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                                    or related products including those due to
                                    actions by competitors,

                                    (ii) changes generally affecting the
                                    industry in which the Company and the
                                    Subsidiaries operate,

                                    (iii) changes or developments in financial or securities markets or the economy in general,

                                    (iv) effects of weather or meteorological events, except to the extent causing damage to the physical facilities of the Company and its Subsidiaries,

                                    (v) changes in applicable laws, rules or regulations, or

                                    (vi) changes attributable to the
                                    announcement or execution of this Agreement, including the loss of employees, customers, orders, products or suppliers or the occurrence of strikes or job actions.

MFR REGULATION                      shall mean a numbered regulation of the
                                    Occupational Pension Schemes (Minimum
                                    Funding Requirement and Actuarial Valuation)
                                    Regulations 1996 (SI 1996/1536).

NET WORKING CAPITAL                 shall mean, as of a specified date, (A) net
                                    inventories (after provisions for slow
                                    moving and obsolete products) plus net trade receivables (before securitization) plus net operating receivables (gross receivables from suppliers less provisions, if any, plus cash paid in advance to suppliers) minus (B) trade payables (suppliers payables and client payables), all determined in accordance with the Accounting Principles and Article 3.18. For the avoidance of doubt, Net Working Capital shall exclude any and all cash and Cash Equivalents.

NET WORKING CAPITAL ADJUSTMENT      shall mean the difference between the Net
                                    Working Capital as of the Closing Date and the amount specified in ANNEX A corresponding to the same calendar month as the one during which the Closing Date occurs.

NETHERLANDS BENEFIT LIABILITIES     shall mean, for the purposes of Article
                                    5.14(a), the liabilities of all the
                                    Netherlands Benefit Plans calculated in
                                    accordance with the US GAAP Actuarial Basis as specified in further detail in Schedule
                                    5.14 to this Agreement.

NETHERLANDS BENEFIT PLANS           shall mean the Netherlands pension
                                    arrangements listed in Schedule 3.12(e)
                                    (including for the avoidance of doubt the unfunded pre-retirement plans listed in that Schedule).



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NETHERLANDS BENEFITS DEFICIT        shall mean, for the purposes of Article
                                    5.14(a), the amount, if any, by which
                                    Netherlands Benefit Liabilities exceed the market value of the assets of the Netherlands Benefit Plans as measured on the US GAAP Actuarial Basis, each as at the Closing Date. This shall include any deficit which would arise as a result of the proposed transfer from the Netherlands SFP Pension Plan (calculated as if the transfer had happened as at the Closing Date, if it has not actually happened before then), unless as at the Closing Date either:

                                    (a)      the Seller has produced to the
                                             Purchaser a letter from the
                                             administrators of the Netherlands
                                             SFP Pension Plan confirming that
                                             they agree the transfer will not
                                             proceed and evidence that it has
                                             informed the affected employees; or

                                    (b)      it would reasonably be expected
                                             that the transfer from the
                                             Netherlands SFP Pension Plan can be
                                             prevented.

NETHERLANDS BUHRMANN PENSION
PLAN shall mean the pension plans of the StichtingPensioenfonds Buhrmann as applicable on September 30, 2001.

NETHERLANDS PENSIONS ACTUARY        shall mean the actuary appointed by the
                                    Purchaser for the purposes of Article 5.14.

NETHERLANDS SFP DEFICIT             shall mean, if the proposed transfer of
                                    benefits from the Netherlands SFP Pension
                                    Plan actually happens, the amount, if any, by which the liabilities transferred exceed the market value of the assets received under that transfer (each as measured on the US GAAP Actuarial Basis as further specified in SCHEDULE 5.14) as at the Netherlands SFP
                                    Transfer Date.

NETHERLANDS SFP PENSION PLAN        shall mean the pension plan of the
                                    'Stichting Federatief Pensioenfonds' with options that were applicable for Kantic employees (predecessor of Guilbert
                                    Netherlands).



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NETHERLANDS SFP TRANSFER DATE       shall mean the earlier of the following two
                                    dates, if either applies:

                                    (a)      if the proposed transfer of
                                             benefits from the Netherlands SFP
                                             Pension Plan actually happens
                                             within five years from the Closing
                                             Date, the date that transfer
                                             happens; or

                                    (b)      the date five years after the
                                             Closing Date, unless by that date
                                             the Seller has produced to the
                                             Purchaser a letter from the
                                             administrators of the Netherlands
                                             SFP Pension Plan confirming that
                                             they agree the proposed transfer
                                             from the Netherlands SFP Pension
                                             Plan will not proceed.

OFF BALANCE SHEET LIABILITIES       shall mean off balance sheet liabilities as
                                    required to be disclosed in accordance with GAAP, including financial derivatives
                                    (including forward contracts).

100% MFR BASIS                      shall mean the actuarial method and
                                    assumptions used in the UK Minimum Funding
                                    Requirement test, as defined in section 56 of the Pensions Act 1995 and set out in actuarial guidance note GN27 issued by the Institute and Faculty of Actuaries. Subject to Article 5.9(q), this definition will be applied on a gilts-matching basis as defined in MFR Regulation 7(9) if, in fact, a gilts-matching policy is being followed by the trustees of the UK Pension Plan at the applicable time.

PERSON shall mean and include any natural person, corporation, general or limited partnership, limited liability company, proprietorship, other business organization or entity, trust, union, unincorporated association, Governmental Authority or other organization.

PPR GROUP                           shall mean Pinault Printemps Redoute and
                                    entities controlled by Pinault Printemps
                                    Redoute directly or indirectly through one or more intermediaries where "control" and correlatively "controlled by" have the meaning set forth in Article L. 233-3 of the French Commercial Code.

PRE-CLOSING MEMBERS                 shall mean members of the UK Pension Plan at
                                    the Closing Date and other persons actually or contingently entitled to benefits under the UK Pension Plan in respect of such members.



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PRE-CLOSING PENSION ASSETS          shall mean the amount calculated as follows,
                                    with the amount in each element of the
                                    calculation being adjusted by the investment return earned by the UK Pension Plan (realised and unrealised) during the relevant period, being the period between the Closing Date and the date immediately before the date used for the calculation in
                                    Article 5.9:

                                    (i) the market value of the assets of the UK
                                    Pension Plan as at the Closing Date,
                                    confirmed by an independent audit; plus

                                    (ii) the contributions to the UK Pension
                                    Plan which have been reimbursed by the
                                    Seller in accordance with Article 5.9 and accounting, when assessing the investment adjustment, for contributions reimbursed part way through the relevant period; less

                                    (iii) the benefits paid (or the amounts used to buy benefits out with insurers or the amounts transferred to other pension arrangements) in respect of Pre-Closing Pension Liabilities and accounting, when assessing the investment adjustment, for payments made part way through the relevant period; and less

                                    (iv) the Appropriate Proportion of the
                                    annual expenses of the UK Pension Plan
                                    incurred from the Closing Date determined year on year over the relevant period (where the "PLAN YEAR END" is the scheme year end date of the UK Pension Plan; and for each scheme year of the UK Pension Plan the "APPROPRIATE PROPORTION" is the proportion which, as at the last Plan Year End, the Pre-Closing Pension Assets bore to the total assets of the UK Pension Plan). Account will be made, when assessing the investment adjustment, for expenses made part way through the relevant period.

                                    For the purposes of this definition all
                                    payments into and out of the UK Pension Plan are deemed to occur as at the quarterly valuation date of the UK Pension Plan which next follows (or is the actual date of) the payment (unless the UK Pension Actuary determines in his sole discretion that the payment is of a significant amount, in which case he shall substitute the actual date of payment).



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PRE-CLOSING PENSION DEFICIT         shall mean the amount, if any, by which the
                                    Pre-Closing Pension Liabilities (calculated on the actuarial basis which is stated within the relevant provision of Article 5.9 to apply for the calculation in question) exceed the Pre-Closing Pension Assets.

PRE-CLOSING PENSION LIABILITIES     shall mean the liabilities (assessed as at
                                    the effective date of the relevant
                                    calculation under Article 5.9) in the UK
                                    Pension Plan in respect of benefits as at the Closing Date of the Pre-Closing Members, such benefits to be calculated as if all active members at the Closing Date had left pensionable service on the Closing Date and to be based on pensionable salaries and pensionable service applicable at the
                                    Closing Date, and taking into account for the purposes of and in the manner required by the 100% MFR Basis or the basis of calculation set down in Article 5.9(f), as the case may be, (i) any revaluation which the UK Pension Plan would have been legally obliged to provide if the UK Pension Plan had been frozen at the Closing Date and (ii) any pension increases (on pensions in payment) which the UK Pension Plan is legally obliged to provide, and taking into account for the purposes of and in the manner required by the basis of calculation set down in Article 5.9(f) discretionary pension increases and other discretionary practices which have not been granted in so far as consistent with the basis of calculation in Article 5.9(f). Pre-Closing
                                    Pension Liabilities will be adjusted, where necessary, in respect of Pre-Closing Members who die, draw their benefits or transfer their benefits to another pension arrangement between the Closing Date and the effective date of the relevant calculation under Article 5.9. For the avoidance of doubt, the Seller and the Purchaser agree that, when performing calculations under
                                    Article 5.9, the UK Pension Actuary shall not incorporate the effect of any of the following events:

                                    (a)      increases to members' pensionable
                                             salaries for benefit purposes (as
                                             set out in the applicable rules of
                                             the UK Pension Plan) after the
                                             Closing Date (save any that have
                                             been agreed with or notified to
                                             members prior to Closing Date);

                                    (b)      any continuation of pensionable
                                             service beyond the Closing Date;

                                    (c)      discretionary increases and
                                             augmentations (including
                                             discretionary reduction terms on
                                             early retirement) to members'
                                             benefits which are both agreed and
                                             granted after the Closing Date

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                                             (save any that are granted or
                                             applied in a manner consistent with
                                             practice prior to, and expectations
                                             at, the Closing Date and consistent
                                             with the funding of the UK Pension
                                             Plan at the date of the grant and
                                             with the Seller's consent, such
                                             consent not to be unreasonably
                                             withheld);

                                    (d)      changes in benefits introduced and
                                             implemented after the Closing Date,
                                             whether resulting from legislative
                                             changes or otherwise;

                                    (e)      admission of new members to the UK
                                             Pension Plan after the Closing Date
                                             whether by way of the eligibility
                                             and admission terms of the UK
                                             Pension Plan, by way of merger,
                                             transfer-in, provision of pension
                                             credit benefit on divorce or
                                             otherwise.

RELATED PERSON                      shall mean, with respect to a specified
                                    Person (other than an individual):

                                    (a)      any Person that, directly or
                                             indirectly, controls, is controlled
                                             by, or is under common control
                                             with, such specified Person (for
                                             the purposes of this definition,
                                             "control", including with
                                             correlating meaning the terms
                                             "controls", "controlled by" and
                                             "under common control with", as
                                             applied to any Person, shall have
                                             the meaning set forth in Article L.
                                             233-3 of the French Commercial
                                             Code);

                                    (b)      any Person that serves as a
                                             director or officer of such
                                             specified Person; and

                                    (c)      any Person with respect to which
                                             such specified Person serves as a
                                             general partner.

SCHEDULE shall mean a schedule executed and delivered by Seller to Purchaser concurrently with the execution of this Agreement which sets forth the exceptions to the representations and warranties contained in this Agreement and certain other information called for by this Agreement.

SHARES shall mean all the shares of the Company existing at the Closing Date. For the avoidance of doubt, the term "Shares" includes (i) the new shares of capital stock of the Company resulting from conversion of the 3.5% Convertible Bonds due January 1, 2004 to be completed on or before the Closing Date in compliance with the terms of such bonds and (ii) any existing shares of capital stock of the Company acquired by the Seller after the date hereof and prior to the Closing Date.



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STAPLES                             shall mean Staples, Inc.

STAPLES AGREEMENT                   shall mean the Sale and Purchase Agreement,
                                    dated as of August 21, 2002, by and among the Company, Reliable UK Ltd., VPC Systems
                                    S.r.l. and Staples.

SUBSIDIARIES                        shall mean all corporations, general or
                                    limited partnerships, joint ventures,
                                    limited liability companies,
                                    proprietorships, other business
                                    organizations, associations or other
                                    entities controlled by the Company directly or indirectly through one or more intermediaries where "control" and correlatively "controlled by" have the meaning set forth in Article L. 233-3 of the French Commercial Code.

TAX shall mean any tax (including income tax, profit tax, withholding tax, precompte, capital gains tax, value-added tax, sales tax, property tax, gift tax, real estate tax, excise tax, retirement, unemployment, CSG, CRDS and social security contributions in any applicable jurisdiction), tariff or duty (including any stamp or customs duty) and any fine, penalty, interest or addition to tax imposed, assessed or collected by or under the authority of any governmental body.

TAX REGULATIONS                     shall mean any Tax or custom law, statute,
                                    decree, ordinance, rule, order or other text of application of the said law applicable in a given country as well as any international treaty (including the derivative law - directive, regulations or others - of this treaty).

TAX RETURN                          shall mean any return, report, information
                                    return, statement, declaration or other
                                    document (including any related or
                                    supporting information) filed or required to be filed with any Governmental Authority in connection with any determination, assessment or collection of any Tax or other administration of any laws, regulations or administrative requirements.

TERMINATION DATE                    shall mean the Termination Date as that term
                                    is used in rule M3 of the rules (as they stand at the date of this Agreement) of the UK Pension Plan as attached to the UK
                                    Pension Plan's trust deed dated
                                    September 27, 2002.

TRANSACTION                         shall mean the sale and purchase of the
                                    Shares contemplated in this Agreement and all the related transactions contemplated in this Agreement.

THIRD PARTY INDEBTEDNESS            shall mean the aggregate of all Indebtedness
                                    owed to third parties, net of all cash or Cash Equivalents of the Company or its Subsidiaries remaining in the Company or its Subsidiaries at the Closing, excluding (i)
                                    Euro seven million (7,000,000) of cash that shall remain in the Company as of the Closing pursuant to Article 5.10 and (ii)
                                    Intercompany Indebtedness. For the avoidance of doubt, cash and Cash Equivalents removed from the Company or its Subsidiaries by the Seller or any of its Related Persons (other than the Company and its Subsidiaries) prior to or concurrently with the Closing shall not be deducted in determining Third Party
                                    Indebtedness.

UK MINIMUM FUNDING
REQUIREMENT                         shall mean the requirement referred to in
                                    section 56(1) of the Pensions Act 1995 in the UK.

UK PENSION PLAN                     shall mean the UK occupational pension
                                    arrangement known as the Guilbert UK
                                    Retirement Benefits Plan including, where appropriate, the trustees thereof.

UK PENSION ACTUARY                  shall mean the formally appointed Scheme
                                    Actuary (for the purposes of section 47(1) of the Pensions Act 1995) of the UK Pension
                                    Plan at the date of the calculation who
                                    shall be instructed jointly by the Seller and by the Purchaser for the purposes of
                                    Article 5.9 (and if for any reason he is unable or unwilling to carry out any of the calculations set out in Article 5.9, that calculation will instead be carried out by an independent actuary appointed jointly by the Seller and by the Purchaser).

US GAAP ACTUARIAL BASIS             shall mean the actuarial basis set out in
                                    the Actuarial Methodology and Actuarial
                                    Assumptions in SCHEDULE 5.14.

WINDING UP DEBT                     shall mean the debt (if any) calculated on
                                    the 100% MFR Basis, as that basis applies on winding-up, which Guilbert UK is obliged to pay to the trustees of the UK Pension Plan under a total winding up of the UK Pension
                                    Plan

                                    (except that if the winding up is
                                    consequential (directly or indirectly) to any act or omission of Guilbert UK and the Termination Date of the UK Pension Plan is within three (3) years after the Closing Date, any debt payable shall not be a Winding Up Debt).

WINDING UP PAYMENT DATE             shall mean the date on which the trustees of
                                    the UK Pension Plan issue a GN19 certificate to Guilbert UK in respect of a Winding Up
                                    Debt.


1.2    INTERPRETATION

The definitions in this Agreement are identified as capitalized terms and shall apply equally to both the singular and plural forms of the terms defined in this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". In this Agreement, the headings to Articles are inserted for convenience only and shall not affect the construction of this Agreement. In the event an ambiguity or question of intent or interpretation arises regarding this Agreement, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any provisions to this Agreement.


ARTICLE 2 - PURCHASE AND SALE OF THE SHARES


2.1    PURCHASE AND SALE OF THE SHARES

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares free and clear of all Liens, as well as all rights attaching to the Shares, for the consideration set forth in Article 2.2.


2.2    CONSIDERATION FOR THE SHARES

(a) The consideration to be paid for the Shares (hereafter referred to as the "PURCHASE PRICE") shall be the aggregate of:

       -      Euro eight-hundred and fifteen million (815,000,000),



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       -      plus the Additional Consideration (as defined in Article 2.3(h)), to the extent it becomes payable in accordance with the provisions of Article 2.3(h),

       - minus the amount, as of the Closing Date, of (i) the outstanding Intercompany Indebtedness (the "CLOSING INTERCOMPANY INDEBTEDNESS") and (ii) the outstanding Third Party Indebtedness (the "CLOSING THIRD PARTY INDEBTEDNESS"), and

       - minus the absolute value of the Net Working Capital Adjustment to the extent the Net Working Capital Adjustment is negative; plus the absolute value of the Net Working Capital Adjustment to the extent the Net Working Capital Adjustment is positive, all to be paid pursuant to the provisions of Article 2.3.

(b) Five (5) Business Days prior to the Closing Date, the Seller will notify the Purchaser, in writing, of (i) the amount of the Intercompany Indebtedness expected to be outstanding as of the Closing Date (the "NOTIFIED CLOSING INTERCOMPANY INDEBTEDNESS"), (ii) the amount of the Third Party Indebtedness expected to be outstanding as of the Closing Date (the "NOTIFIED CLOSING THIRD PARTY INDEBTEDNESS"), (iii) the amount of the Net Working Capital expected as of the Closing Date (the "NOTIFIED CLOSING NET WORKING CAPITAL"), and (iv) the expected amount of the Net Working Capital Adjustment (the "NOTIFIED CLOSING NET WORKING CAPITAL ADJUSTMENT"). The notification of the Notified Closing Intercompany Indebtedness, the Notified Closing Third Party Indebtedness, the Notified Closing Net Working Capital and the Notified Closing Net Working Capital Adjustment pursuant to this Article 2.2(b) shall use the definitions of the terms used in this Agreement and shall be prepared in accordance with the Accounting Principles. The notification of the Notified Closing Third Party Indebtedness pursuant to this Article 2.2(b) shall in addition provide reasonable details, on an item by item basis, specifying, to the extent reasonably available, the interest rate, duration and indemnities in case of early repayment of such Indebtedness and of the amounts owed to each creditor, specifying the Company or Subsidiary owing such Indebtedness. The notification of the Notified Closing Net Working Capital Adjustment shall specify the amount of each separate component of Notified Net Working Capital at the Closing Date and the calculation made to derive the Notified Closing Net Working Capital Adjustment.

(c) Under this Agreement, the parties have appointed BDO Gendrot (the "AUDITOR"), the mission of which will be, according to Article 1592 of the French Civil Code, to determine the actual amounts of the Closing Intercompany Indebtedness, the Closing Third Party Indebtedness and the Net Working Capital as of the Closing Date. The Auditor shall deliver its written determination on the Closing Intercompany Indebtedness (the "DETERMINED CLOSING INTERCOMPANY INDEBTEDNESS"), on the Closing Third Party Indebtedness (the "DETERMINED CLOSING THIRD PARTY INDEBTEDNESS") and on the Net Working Capital as of the Closing Date (the "DETERMINED CLOSING NET WORKING CAPITAL") to the Parties within forty-five (45) days after the Closing Date, which




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       determinations shall be final and binding on the Parties, it being understood that, except for the payments referred to in Articles 2.3(d),
       (e) and (f), no amount shall be claimed by the Seller or any member of the PPR Group, the Purchaser, the Company or the Subsidiaries with respect to the Determined Closing Intercompany Indebtedness, the Determined Closing Third Party Indebtedness or the Determined Closing Net Working Capital once the Auditor has definitively determined them. The Auditor shall determine the amount of the Closing Intercompany Indebtedness, the Closing Third Party Indebtedness and the Net Working Capital as of the Closing Date using the Accounting Principles and consistent with SCHEDULE 3.7(B) and shall use the definitions set forth in this Agreement for such terms in making such ---------------- determination. Should the Auditor be prevented for any reason whatsoever from fulfilling its mission under this Article 2.2(c), the amount of the Closing Intercompany Indebtedness, the Closing Third Party Indebtedness and of the Net Working Capital as of the Closing Date shall be determined by an expert appointed by the President of the Paris Commercial Court in summary proceedings (EN LA FORME DES REFERES ET SANS RECOURS POSSIBLE). Solely for the information of the parties, the decision of the Auditor with respect to the Determined Closing Intercompany Indebtedness, the Determined Closing Third Party Indebtedness and the Determined Closing Net Working Capital pursuant to this Article 2.2(c) shall provide reasonable details, on an item by item basis and, with respect to the Determined Closing Intercompany Indebtedness and the Determined Closing Third Party Indebtedness, of the amounts owed to each creditor. The failure of the Auditor to include any such details shall not affect the binding nature of its decision. The fees and expenses of the Auditor shall be shared equally between the Seller on the one hand and the Purchaser on the other hand. The Parties agree to make all information reasonably requested by the Auditor available to the Auditor as promptly as practicable.

(d) The Parties expressly agree that the definitive determination of the Determined Closing Intercompany Indebtedness, the Determined Closing Third Party Indebtedness and the Determined Closing Net Working Capital by the Auditor or court-appointed expert shall be final and binding on the Parties.

2.3    PAYMENT OF THE PURCHASE PRICE

(a) On the Closing Date, for same day value, by wire transfer of immediately available funds to the bank account notified by the Seller to the Purchaser no later than three (3) Business Days prior to the Closing Date, the Purchaser shall pay to the Seller Euro five-hundred and fifty million (550,000,000) reduced by (i) the Notified Closing Intercompany Indebtedness, (ii) the Notified Closing Third Party Indebtedness and
       (iii) the Notified Closing Net Working Capital Adjustment to the extent the Notified Closing Net Working Capital is negative; and increased by the Notified Closing Net Working Capital Adjustment to the extent the Notified Closing Net Working Capital is positive (collectively, the "INITIAL PURCHASE PRICE Payment"). The Seller shall use all reasonable efforts to cause the sum of the Notified Closing Intercompany Indebtedness plus the Notified Closing Third Party Indebtedness plus the Notified Closing Net Working Capital Adjustment, to the extent the Notified Closing Net Working Capital Adjustment is negative, not to exceed Euro five hundred and fifty million (550,000,000). If the sum of the Determined Closing





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       Intercompany Indebtedness plus the Determined Closing Third Party
       Indebtedness plus the Net Working Capital Adjustment (as determined using the Determined Closing Net Working Capital), to the extent such Net Working Capital Adjustment is negative, exceeds Euro five hundred and fifty million (550,000,000), then the Seller shall pay the difference to the Purchaser within five (5) Business Days after the determination of such amounts pursuant to Article 2.2(b).

(b) On the Closing Date, for same day value, by wire transfer of immediately available funds to the bank accounts notified by the Seller to the Purchaser no later than three (3) Business Days prior to the Closing Date, the Purchaser shall pay (i) to the Seller, on behalf of the Company and its Subsidiaries, the Notified Closing Intercompany Indebtedness and
       (ii) to the relevant third parties, on behalf of the Company and its Subsidiaries, the Notified Closing Third Party Indebtedness; PROVIDED, HOWEVER, that to the extent the Purchaser notifies in writing no later than three (3) Business Days prior to the Closing Date, the Purchaser may elect not to pay any portion of the Closing Third Party Indebtedness, such portion of the Closing Third Party Indebtedness being retained by the relevant Company and Subsidiary (collectively the "ASSUMED INDEBTEDNESS"), it being understood that the Purchaser commits itself to take over any guarantees whatsoever granted by any member of the PPR Group with respect to the Assumed Indebtedness, it being specified that should such take over of any guarantees not be possible, the Purchaser commits itself to hold the Seller harmless from any claims or losses which may occur in relation to any such guarantees whatsoever granted by any member of the PPR Group (other than the Company or its Subsidiaries) with respect to the Assumed Indebtedness, the existing guarantees being disclosed in SCHEDULE 3.7(A). In addition, to the extent the amount of cash and Cash Equivalents of the Company or its Subsidiaries remaining in the Company or its Subsidiaries at the Closing is greater than the Indebtedness owed to third parties, such excess amount shall be paid by the Purchaser to the Seller on the Closing Date (except for the sum of Euro seven million (7,000,000) required to remain in the Company at the Closing in accordance with Article 5.11).

(c) On the later to occur of (i) June 30, 2003 or (ii) the Closing Date, the Purchaser shall pay to the Seller Euro two-hundred and sixty-five million (265,000,000) (the "SECOND PURCHASE PRICE PAYMENT"), for same day value, by wire transfer of immediately available funds to the bank account notified by the Seller to the Purchaser no later than three (3) Business Days prior to the later of June 30, 2003 or the Closing Date. The Parties agree that the Purchaser shall have no right of set-off or deduction of any kind with respect to the Second Purchase Price Payment for or on account of any claim under this Agreement or against any other payment to be made pursuant to this Agreement, including any claim for indemnification or otherwise.

(d) (i) To the extent that the sum of the Notified Closing Intercompany Indebtedness plus the Notified Closing Third Party Indebtedness is greater than the sum of the Determined Closing Intercompany Indebtedness plus the Determined Closing Third Party Indebtedness, then the Purchaser shall pay the amount of such difference to the Seller. (ii) To the extent that the sum of the Notified Closing Intercompany Indebtedness plus the Notified Closing Third Party Indebtedness




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       is lower than the sum of the Determined Closing Intercompany Indebtedness
       plus the Determined Closing Third Party Indebtedness, then the Seller shall pay the amount of such difference to the Purchaser.

(e) (i) To the extent that the Notified Closing Intercompany Indebtedness is greater than the Determined Closing Intercompany Indebtedness, then the Seller shall pay the amount of such difference to the Purchaser, acting on behalf of the Company and the Subsidiaries. (ii) To the extent that the Notified Closing Intercompany Indebtedness is lower than the Determined Closing Intercompany Indebtedness, then the Purchaser, acting on behalf of the Company and the Subsidiaries, shall pay the amount of such difference to the Seller.

(f) (i) To the extent that the Notified Closing Net Working Capital is lower than the Determined Closing Net Working Capital, then the Purchaser shall pay the amount of such difference to the Seller. (ii) To the extent that the Notified Closing Net Working Capital is greater than the Determined Closing Net Working Capital, then the Seller shall pay the amount of such difference to the Purchaser.

(g) (i) Any amount to be paid to the Purchaser or to the Seller pursuant to Articles 2.3(d), (e) or (f) shall be paid together with accrued interest thereon at the rate of EURIBOR three (3) months + fifty (50) basis points for the period starting on the Closing Date to and including the date on which such payment is made. (ii) Any payments required under Articles 2.3(d), (e) or (f) shall be made within five (5) Business Days of the determination of the Determined Closing Intercompany Indebtedness, the Determined Closing Third Party Indebtedness and the Determined Closing Net Working Capital in cash, by wire transfer of immediately available funds to an account designated in writing by the receiving Party.

(h) If Purchaser's common stock as traded on the New York Stock Exchange or, if not traded on the New York Stock Exchange, as traded on any national securities exchange, closes at a price equal to or above $20 (twenty) (the "TARGET PRICE") for any five (5) consecutive trading days (the "TRIGGERING EVENT") during the eighteen (18) month period following the Closing Date (the "ADDITIONAL CONSIDERATION PERIOD"), the Purchaser shall pay to the Seller in cash, common stock of the Purchaser or a combination thereof Euro forty million (40,000,000) (the "ADDITIONAL CONSIDERATION"). The Additional Consideration, (i) to the extent the Triggering Event occurs during the first nine (9) months of the Additional Consideration Period, shall be paid within ten (10) Business Days following the end of such nine (9) month period, and (ii) to the extent the Triggering Event occurs during the second nine (9) months of the Additional Consideration Period, it shall be paid within ten (10) Business Days of the date of the Triggering Event; PROVIDED, HOWEVER, that with respect to clause (i) above, if such event occurs within ten (10) Business Days of the end of such nine (9) month period, the Additional Consideration shall be paid within ten (10) Business Days following the Triggering Event. The Target Price shall be adjusted for any stock split, combination, dividends in excess of regular quarterly dividends, stock dividend (including a dividend of securities convertible into common stock of the Purchaser), recapitalization, reclassification, reorganization or similar transaction. Any common stock of Purchaser constituting all or part of the Additional Consideration must be registered for resale pursuant to an effective registration statement under the US Securities Act of 1933, as amended and freely transferable and marketable at the time it is paid to the Seller and




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       thereafter. Any common stock of Purchaser constituting all or part of the
       Additional Consideration will be valued at the average of the closing prices of the common stock of Purchaser on each of the ten (10) trading days prior to the date of payment of the Additional Consideration as reported on the New York Stock Exchange Composite Tape. To the extent cash is paid by the Purchaser to the Seller pursuant to this Article 2.3(d), it shall be paid in same day value, by wire transfer of immediately available funds to the bank account notified by the Seller to the Purchaser no later than three (3) Business Days prior to the date of payment. The Parties agree that the Purchaser shall have no right of set-off or deduction of any kind with respect to the Additional Consideration for or on account of any claim under this Agreement or against any other payment to be made pursuant to this Agreement, including any claim for indemnification or otherwise, unless such claim or payment has been fully adjudicated or is not disputed by the Seller.

(i) Should the Closing occur after July 1, 2003, the Purchaser shall pay to the Seller interest calculated on the amount of Euro five-hundred and fifty million (550,000,000) at a rate of EURIBOR three (3) months + fifty
       (50) basis points for the period starting on July 1, 2003 through and including the date on which notice of the Antitrust Clearance is received by the Purchaser. Payments shall be made by the Purchaser to the Seller on the Closing Date.

(j) All payments made to the Seller pursuant to this Agreement shall be made free and clear of, and without deduction for, any taxes, charges or other withholdings, except as provided in the following sentence. To the extent required by applicable law, if the Seller has not provided the applicable documentation to avoid withholding, payments made pursuant to Article 2.3(i) may be reduced for withholdings. All payments made to the Purchaser pursuant to this Agreement shall be made free and clear of, and without deduction for, any taxes, charges or other withholdings.


2.4    CLOSING

2.4.1  DATE AND PLACE OF CLOSING.

       If the condition precedent set forth in Article 7.1 (and subject to the satisfaction at the Closing of the condition precedent set forth in
       Article 7.2) is satisfied after the tenth (10th) day of any month, the Closing shall occur on the last Business Day of such month. If the condition precedent set forth in Article 7.1 (and subject to the satisfaction at the Closing of the condition precedent set forth in
       Article 7.2) is satisfied on or before the tenth (10th) day of any month, the Closing shall occur on the Business Day immediately following such day and the Closing Date, solely for purposes of the calculation of Net Working Capital and the Net Working Capital Adjustment to be made pursuant to Article 2, shall be deemed to be the last Business Day of the month prior to the month in which such conditions precedent are satisfied. The Closing shall take place at the offices of Darrois Villey Maillot Brochier, Paris, France, at 10:00 a.m.





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2.4.2  DELIVERIES AT THE CLOSING

(a)    DELIVERIES BY THE PURCHASER

On the Closing Date, the Purchaser shall deliver or cause to be delivered to the Seller the following:

       (i) the Initial Purchase Price Payment as described in Article 2.3(a) and the Notified Intercompany Indebtedness to the Seller and the Notified Closing Third Party Indebtedness, as the case may be, to the relevant third parties, as described in Article 2.3(b);

       (ii) any other documents, instruments and writings reasonably required by the Seller to be delivered by the Purchaser at or prior to the Closing pursuant to the terms of this Agreement; and

       (iii) the agreements referred to in Article 5.6, each executed by the Purchaser and the Company.

(b)    DELIVERIES BY THE SELLER

On the Closing Date, the Seller shall deliver or cause to be delivered to the Purchaser the following:

       (i) a duly completed and signed stock transfer form (ORDRE DE MOUVEMENT) providing for transfer of ownership of all of the Shares to the Purchaser;

       (ii) the resignation letters of the members of the supervisory board of the Company, and directors of the Subsidiaries, as set forth in
              SCHEDULE 2.4.2(B)(III), effective upon the appointment of a new supervisory board or board of directors, as the case may be;

       (iii) the minute book, stock records and other corporate books and records of the Company;

       (iv) a certified copy of the minutes of the board of directors, management board or supervisory board, as the case may be, of the Company or the relevant Subsidiary having validly called a meeting of its shareholders for the purpose of (a) acknowledging the resignations of the foregoing members of the supervisory board of the Company or each relevant Subsidiary, as the case may be; and
              (b) electing new members of the supervisory board of the Company or the relevant Subsidiary, as the case may be;

       (v) any other documents, instruments and writings reasonably required by the Purchaser to be delivered by the Seller at or prior to the Closing pursuant to the terms of this Agreement, including termination letters for any and all agreements between the Seller and its Related Persons with the Company and its Subsidiaries to be terminated on the Closing Date pursuant to Article 5.11 and evidence of the termination of the program for the securitization of receivables pursuant to Article 2.4.3; and



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       (vi)   the agreements referred to in Article 5.6, each executed by the
              Seller.

2.4.3  TERMINATION OF RECEIVABLES SECURITIZATION

The Seller shall cause the Guilbert France S.A. and Guilbert UK to terminate on or prior to the Closing Date the program for the securitization of receivables currently in place with Banque Federative du Credit Mutuel (the "BANK") under the agreements entered into with it on November 27, 2000, resulting in (i) the buying back of all receivables previously sold by the Company and its Subsidiaries to the Bank under the securitization program, (ii) ownership by the Company and its Subsidiaries of all receivables subject to such program and
(iii) discharge of any interest of the Bank in any receivables and/or bank account subject to such program, confirmed in writing (with respect to (iii) only).


ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Schedules (it being understood that if a matter is set forth in one Schedule it shall be deemed to be set forth in all other relevant Schedules insofar as a reference is made thereto in the other Schedules), the Seller hereby represents and warrants to the Purchaser that the statements contained in this Article will be true and correct as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are by their express terms deemed to be made as of a particular date (in which case, such representations and warranties shall be true and correct as of such date):


3.1    ORGANIZATION - AUTHORITY - ENFORCEABILITY

3.1.1 ORGANIZATION, AUTHORITY AND QUALIFICATION TO THE SELLER. The Seller is a corporation duly organized, and validly existing under the laws of France and has all necessary corporate power and authority to enter into this Agreement to carry out its obligations hereunder and to consummate the Transaction. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the Transaction have been duly authorized by all requisite action on the part of the Seller. This Agreement constitutes a valid obligation of the Seller which is enforceable against the Seller in accordance with its terms.

3.1.2 ORGANIZATION, AUTHORITY AND QUALIFICATION OF THE COMPANY. The Company (i) is a corporation duly organized and validly existing under the laws of France and (ii) has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its activities as currently conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not and would not reasonably be expected to be material to the operations or financial condition of the Company. True and correct copies of the by-laws of the Company, as currently in effect, have been delivered to the Purchaser.



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       The corporate bodies of the Company operate validly. As a general matter, all corporate records, books and documents of the Company have been and are being kept on a regular basis, reflect all material decisions of the Company's management board, supervisory board and shareholders meetings and generally reflect the Company's activities in all material respects.

       The Company and, except as set forth in SCHEDULE 3.1.2, its Subsidiaries are not, nor have they been, subject to any collective proceedings for voluntary liquidation.

3.1.3  SUBSIDIARIES.

(a) SCHEDULE 3.1.3(a) sets forth a true and complete list of the Subsidiaries and the percentage of the capital stock thereof owned by the Company or a Subsidiary thereof.

(b) Other than the Subsidiaries, except as set forth in SCHEDULE 3.1.3(b) and other than any "TITRE DE PLACEMENT" treated as such in accordance with GAAP, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, directly or indirectly, an equity or other interest or any right (contingent or otherwise) to acquire the same.

(c) Neither the Company nor any Subsidiary holds, directly or indirectly, any share or interest in an entity, whether or not incorporated, whether in France or abroad, in which the liability of members is not limited to the amount of their contributions.

(d) Each Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, (ii) has all necessary corporate or other power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as currently conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except in the case of clause (iii) where the failure to do so is not and would not reasonably be expected to be material to the operations or financial condition of the Company and such Subsidiary, taken as a whole. True and correct copies of the organizational documents of each Subsidiary, as currently in effect, have been made available to the Purchaser.

(e) Except for any matter that is not and would not reasonably be expected to be material to the operations or financial condition of the Company and its Subsidiaries, taken as a whole, or could be easily cured at a low cost, the corporate bodies of each of the Subsidiaries operate validly. As a general matter, all corporate records, books and




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       documents of each of the Subsidiaries have been and are being kept on a regular basis and reflect the Subsidiaries' activities in all material respects.

(f) All the outstanding shares of capital stock or other ownership interests of each Subsidiary are (i) validly issued, fully paid, non-assessable and, except with respect to wholly-owned Subsidiaries, free of preemptive rights except as set forth in SCHEDULE 3.1.3(f) and (ii) except as set forth in SCHEDULE 3.1.3(f), are owned by the Company or a Subsidiary thereof, free and clear of all Liens.

(g) Except as set forth in SCHEDULE 3.1.3(g), there are no options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock or other ownership interests of any Subsidiary or obligating the Seller, the Company, or any Subsidiary to issue, deliver or sell or cause to be issued, delivered or sold, any authorized or outstanding shares of the capital stock, or any securities convertible into or exchangeable for shares of capital stock of, any Subsidiary or obligating any of such persons to grant, extend or enter into any such agreement or commitment.

(h) Except as described in SCHEDULE 3.1.3(h), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect regarding the governance, the voting or transfer of any shares of capital stock or any other interests in, or any rights or obligations of any equity holders of any Subsidiary.


3.2    OWNERSHIP OF CAPITAL STOCK

3.2.1 The Shares will, as of the Closing, constitute all of the outstanding shares of capital stock of the Company. All of the Shares will be validly issued and fully paid and nonassessable. As of the Closing, the Seller will own all of the Shares, free and clear of all Liens and the Company will own all of the shares of the Subsidiaries free and clear of all Liens, except for the shares of the Subsidiaries held by members of their respective board of directors or supervisory board pursuant to loans (PRETS DE CONSOMMATION) allowing the Company and the Subsidiaries to acquire such shares at any time, which shares and related holders are listed in SCHEDULE 3.2.1.

3.2.2 As of the Closing, except as set forth in SCHEDULE 3.2.2(b), there will be no authorized or outstanding subscriptions, options, warrants, convertible securities, or other rights, agreements, arrangements or commitments of any character relating to the capital stock or other ownership interests of the Company or obligating the Seller or the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any authorized or outstanding shares of the capital stock, or any securities convertible into or exchangeable for shares of capital stock of the Company or obligating any of such persons to grant, extend or enter into any such agreement or commitment.


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3.2.3  As of the Closing, except as described in SCHEDULE 3.2.3, there will be no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect regarding the governance, the voting or transfer of any shares of capital stock or any other interests in, or any rights or obligations of any equity holders of the Company.

3.3    NO CONFLICT

       Except as set forth in SCHEDULE 3.3, neither the execution and delivery of this Agreement nor the performance by the Seller of its obligations hereunder or the consummation of the Transaction does or will:

3.3.1 conflict with or violate any provision of the Certificate of Incorporation, by-laws or any other document of governance of the Company and its Subsidiaries,

3.3.2 result in the breach, acceleration, postponement or termination of any Contracts to which the Company or a Subsidiary is a party or by which any of them or their respective securities, properties or businesses are bound, except for any such matters that are not and would not reasonably be expected to be material to the operations or financial condition of the Company and its Subsidiaries, taken as a whole, or could easily be cured at a reasonable cost,

3.3.3 result in the creation of any Liens upon any of their respective securities, properties or businesses, or

3.3.4 result in the withdrawal or termination of any license, permit, permission or approval benefiting the Company or a Subsidiary, except for any such matters that are not and would not reasonably be expected to be material to the operations or financial condition of the Company and its Subsidiaries, taken as a whole, or could easily be cured at a reasonable cost,

3.3.5 result in the enforcement by the beneficiary thereof of any put option, call option, security interest or other undertaking involving any disposal of any assets of the Company or the Subsidiaries, or

3.3.6 assuming that all Antitrust Clearances described in Article 5.2 have been obtained and all filings and notifications necessary to obtain such Antitrust Clearances have been made and any waiting or suspension periods thereunder have terminated or expired, constitute a violation by the Company or a Subsidiary of any laws, rules or regulations of any Governmental Authority or of any Governmental Order, except for any such matters that are not and would not reasonably be expected to be material to the operations or financial condition of the Company and its Subsidiaries, taken as a whole, or could be easily cured at a reasonable cost.

3.3.7 Except as set forth in SCHEDULE 3.3, neither the execution nor the delivery of this Agreement nor the performance by the Seller of its obligations hereunder or the consummation of the Transaction will require the payment of any bonus or indemnification payable to any employees or corporate officers of the Company or any of the Subsidiaries.

3.4    COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

Except for any matter that is the subject of another representation in this
Article 3 regarding compliance with applicable laws, rules and regulations or is not and would not reasonably be expected to be material to the operations or financial condition of the Company and its Subsidiaries, taken as a whole, or could be easily cured at a reasonable cost, the respective activities of the Company and the Subsidiaries comply with all applicable laws, rules, regulations and permits. The Company and the Subsidiaries have complied in all material respects with all Governmental Orders.

3.5    FINANCIAL INFORMATION

       (a) A true and complete copy of the consolidated balance sheet of the Company as of December 31, 2002, 2001 and 2000 and the related consolidated statements of income, together with all related notes and schedules thereto and the unqualified opinions of the Company's independent auditor (collectively the "FINANCIAL STATEMENTS") have been delivered to the Purchaser and are attached hereto as SCHEDULE 3.5(a). The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiaries, (ii) are true and correct (REGULIERS ET SINCERES) and present fairly (DONNENT UNE IMAGE FIDELE) the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the date thereof or for the period covered thereby, and (iii) have been prepared in accordance with the Accounting Principles applied consistently, except as otherwise specified in the Financial Statements.

       (b) (i) There are no Off Balance Sheet Liabilities at or since December 31, 2002 through the date of this Agreement, except as set forth in SCHEDULE 3.5(b)(I). (ii) Other than in the ordinary course of business consistent with past practice, as of the date of this Agreement, the Company and its Subsidiaries have not granted any material performance incentives (including those not yet earned) related to employees, customers or suppliers, except as set forth in SCHEDULE 3.5(b)(II).

       (c)    Since December 31, 2002, none of the Company and the Subsidiaries:
              (i) has suspended its payments; (ii) has made an amicable settlement with its creditors (REGLEMENT AMIABLE); (iii) is in judicial reorganization (REDRESSEMENT JUDICIAIRE) or judicial liquidation; (iv) has been the object of any proceedings for the reorganization or collective discharge of its liabilities; (v) has filed, or is under any obligation to file, any motion, request or petition of bankruptcy, reorganization, suspension of lawsuits or claims by its creditors or the equivalent thereof; or (vi) has received written notice indicating the threat of any such proceedings. Neither the Company nor any of the Subsidiaries are under voluntary liquidation.

3.6    ASSETS

The Company and the Subsidiaries have good and marketable title to the material assets accounted for in the Financial Statements (excluding those assets which have been disposed of since December 31, 2002), as well as any assets acquired following the date of such Financial Statements (the "ASSETS"). None of the Assets are subject to any Liens (other than Liens for current Taxes or assessments not delinquent and builder, contractor, workmen, repairmen, title retention clause (CLAUSE DE RESERVE DE PROPRIETE) or carrier Liens arising in the ordinary course of business, with respect to obligations which are not delinquent or in dispute in good faith). The FONDS DE COMMERCE of the Company and its Subsidiaries are not pledged.

Except as set forth on SCHEDULE 3.6, subject to normal wear and tear, all of the Assets (excluding inventories, Owned Premises, Leased Premises and Financial Leased Premises (as defined in Article 3.10)), taken as a whole (and not individually), are in good working condition with no known material defects.

3.7    INDEBTEDNESS AND LIABILITIES

Except (i) as and to the extent disclosed or reserved against on the Financial Statements, (ii) as incurred after December 31, 2002 in the ordinary course of business or (iii) as set forth in SCHEDULE 3.7(a), the Company and the Subsidiaries do not have any liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due, required by GAAP to be recognized or disclosed on a balance sheet assuming it were to be prepared as of the Closing Date. The Indebtedness of the Company and its Subsidiaries as of December 31, 2002 is set forth on SCHEDULE 3.7(b). Guarantees made by the Company or any Subsidiary to a third party as of December 31, 2002 for an amount greater than Euro one-hundred thousand (100,000) are set forth on
SCHEDULE 3.7(c).

3.8    TAXES

3.8.1 (a) Except as set forth on SCHEDULE 3.8.1(a), for periods open for Tax audit or claims under the applicable statutes of limitation, the Company and each of the Subsidiaries comply and have complied with the Tax Regulations and, more particularly, and without limitation, have filed on a timely basis all returns and reports in respect of Taxes for which it may be liable. Such Tax Returns have been true and complete in all material respects and do not contain any significant errors, inaccurate statements or lapses;

(b) All Taxes required to be paid by the Company and the Subsidiaries that were due and payable prior to the date hereof have been paid or are being contested in good faith by appropriate proceedings. The Company and each of the Subsidiaries have made sufficient provisions in the Financial Statements for the payment of all Taxes which may become due in relation to periods prior to December 31, 2002;

(c) For the fiscal years ended December 31, 2000, 2001 and 2002 and for the current fiscal year to and including the date hereof, except as set forth in SCHEDULE 3.8.1(c), no deficiencies for any Taxes have been assessed against the Company or any of the Subsidiaries; and

(d) Except as set forth in SCHEDULE 3.8.1(d), neither the Company nor any of the Subsidiaries benefits in any material respect from a specific Tax regime subordinated to the respect of any undertaking whatsoever.

3.8.2

       (a) The Company has entered into a tax agreement with the Seller which shall remain in force after the Closing Date solely for events related to fiscal years during which the Company was a member of the Seller's tax group even if any such events occur after the Closing Date.

       The Company shall not be entitled to any indemnification resulting from its exit from the Seller's tax group with respect to (i) net operating losses and capital losses carry overs which the Company might have surrendered in the past to the Seller's tax group and (ii) the use of distributable income not subject to the "PRECOMPTE" for distributions made prior to Closing. Except as set forth in this Article 3.8.2, such exit shall not result in any cost for the Company and its Subsidiaries, including any Tax liability imposed on the Company or any of its Subsidiaries as a former member of the Seller's tax group, including under the last paragraph of Article 223 A of the French Tax Code.

       (b) The Company and its French Subsidiaries formerly members of the tax consolidated group with the Seller, as a result of their exit from the Seller's tax group shall reimburse the Seller for the corporation tax advance payment which, according to Article 223 N-2 of the French Tax Code, shall be paid by the Seller on behalf of the Company and its relevant French Subsidiaries during the twelve month period following the opening of the fiscal year during which the Company and the relevant French Subsidiaries shall be subject to French corporation tax on a stand-alone basis (less the amount already paid prior to the Closing Date by the Company and its relevant French Subsidiaries to the Seller pursuant to the tax consolidation agreement and corresponding to corporation tax advance payments). This reimbursement shall occur no later than three (3) days before the due date of payment of each corporation tax advance payment by the Seller. The Company and its relevant French Subsidiaries shall be able in their sole discretion to reduce the amount of the corporation tax advance payments to adjust them to the estimated income of the current year, to the extent the Purchaser shall retain sole responsibility for the payment of any penalty interest and addition which may become due because of such reduction.

       (c) The Seller shall pay to the Purchaser an amount equal to any UK Tax arising as a result of or in consequence of the Company or any Subsidiary ceasing to be grouped for any UK Tax purpose with any member of the PPR Group in consequence of the entry into or consummation of this Agreement, PROVIDED, HOWEVER that the Seller shall not pay any UK Tax resulting from the Company and/or any Subsidiary ceasing to be grouped after the Closing or from any restructuring or transactions decided after the Closing.

       (d) The Seller shall not cause or permit any member of the PPR Group (other than the Company or its UK Subsidiaries) to accept the surrender by Guilbert UK and its UK Subsidiaries of, or make any claim for Group Relief using the losses for corporation tax purposes which are available in Guilbert UK and its UK Subsidiaries to be carried forward for offset against future profits of such company and its UK Subsidiaries. For the purposes of this Article 3.8, the term "GROUP RELIEF" means any of the following (a) group relief capable of being surrendered or claimed pursuant to Chapter IV Part X of the ICTA; (b) advance corporation tax capable of being surrendered or claimed pursuant to regulation 15 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 of the UK; and (c) a tax refund capable of being surrendered or claimed under section 102 of the Finance Act 1989 of the UK.

       (e) The Seller shall not cause nor permit the Company or any of the Subsidiaries to be a party to any election made pursuant to section 171A of the Taxation of Chargeable Gains Act, 1992 of the UK and any such elections are disclosed in Schedule 3.8.2(e).

3.9    INTELLECTUAL PROPERTY RIGHTS

(a) Except as set forth in SCHEDULE 3.9(a), the Company and the Subsidiaries have such ownership of, or such rights to use, by license or other agreement, all patents and patent applications, trade secrets, trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, copyrights, copyright registrations and applications and computer software programs, in each case, as currently is used by the Company and the Subsidiaries, and that is necessary to operate the Company and the Subsidiaries' business and activities as currently operated (collectively, the "INTELLECTUAL Property").

(b) Except as set forth in SCHEDULE 3.9(b), to the knowledge of the Seller, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon the proprietary rights of any third party, and there are no infringements of the Intellectual Property by any third party, except, in either case, for such infringements that are not material.

       There are no pending actions by and no written notice of infringement has been received from any Person against the use by the Company or any of the Subsidiaries of any Intellectual Property that is owned by the Company or any of the Subsidiaries, and, there are no pending actions noticed by any Person against the use by the Company or any of the Subsidiaries of any Intellectual Property that is licensed to the Company or any of the Subsidiaries and, to the knowledge of the Seller, there is no such claim, action or notice threatened.

(c) SCHEDULE 3.9(c) (the "IP SCHEDULE") lists all trade names, trademarks and service marks and registrations and applications thereto, patents and patent applications, copyright registrations and domain name registrations of each of the Company and the Subsidiaries (collectively, "IP RIGHTS") together with unregistered copyrights of the Company and each of the Subsidiaries. All IP Rights are owned by the Company and/or one of the Subsidiaries.

(d) SCHEDULE 3.9(d) lists contracts and undertakings that include licenses pursuant to which the Company has the right to use the Intellectual Property owned by third parties ("LICENSED RIGHTS").

(e) Except as set forth in SCHEDULE 3.9(e) or unless the lack, failure, action or state of facts in question is not material, the Company and/or one of the Subsidiaries (i) owns each of the IP Rights set forth in the IP Schedule, (ii) has the right to use each of the Licensed Rights, (iii) has not granted to any other Person any interest in any IP Rights or Licensed Rights, as licensee or otherwise (other than non-exclusive licenses), and (iv) there are no Liens, restrictions or reversionary rights that restrict any such IP Rights, and neither the Company, the Subsidiaries nor any predecessor in interests thereof has granted to any other Person any Liens, restrictions or reversionary rights that restrict any Licensed Rights other than those that exist in the instruments in which the Licensed Rights were granted.

3.10   TITLE TO REAL PROPERTY

3.10.1 The Company and the Subsidiaries (a) have good and marketable title to all real property shown in SCHEDULE 3.10.1(a) (the "OWNED PREMISES"); (b) with respect to all leased real property or leased estates shown in
       SCHEDULE 3.10.1(b) (the "LEASED PREMISES"), have a valid leasehold interest; and (c) with respect to all real property subject to a financial lease (CREDIT-BAIL) shown in SCHEDULE 3.10.1(c) (the "FINANCIAL LEASED Premises"), have a valid leasehold title and a valid right to purchase said property.

       The Owned Premises constitute all the real properties owned by the Company and its Subsidiaries. The Leased Premises constitute all the real properties and buildings leased by the Company and its Subsidiaries and the Financial Leased Premises constitute all real properties subject to financial leases (CREDIT-BAUX) to which the Company and its Subsidiaries are parties.

3.10.2 The Owned Premises are not subject to any Lien, lease or other right of occupation or preemptive right, and neither the Company nor any of the Subsidiaries has granted any easements, except where the existence of such easements is not and would not reasonably be expected to be material to the current use of the relevant Owned Premise.

3.10.3 None of the Owned Premises, the Leased Premises or the Financial Leased Premises require any repairs, except where such repairs are not and would not reasonably be expected to be material to the operations or financial condition of the Company and its Subsidiaries, taken as a whole, or could be easily cured at a low cost. The Seller has received no written notification that the buildings, structures and fixtures used by the Company and the Subsidiaries are not structurally sound, have any material defects or are not adequate in all material respects for the uses to which they are being put. With respect to each such building, structure or fixture, none of the Seller, Company or Subsidiaries have received written notification that they are in violation of any applicable building, zoning, subdivision, health or other law, ordinance or regulation (including, without limitation, Environmental Laws) and to the Seller's knowledge, no such violation exists.

3.10.4 Except as set forth in SCHEDULE 3.10.4, the Company and each of the Subsidiaries have complied in all material respects with all their respective material obligations in respect of the Leased Premises and Financial Leased Premises and, as of the date of this Agreement, none of them has received any written notice to quit or notice of termination (and there is no fact or circumstance which could entitle or require a person to forfeit or enter on, or take possession of, or occupy, the property), nor have they given written approval for assignment of the lease or financial lease in respect of any Leased Premises or any Financial Leased Premises, other than any assignments among the Company and its Subsidiaries.

3.11   MATERIAL CONTRACTS

SCHEDULE 3.11 contains a list of the following Contracts:

(a) Contracts with the significant suppliers, as well as any Contracts with suppliers that contain exclusivity provisions and/or price discounts;

(b)    significant Contracts relating to distribution logistics;

(c) Contracts, including operating leases, entailing annual commitments in excess of Euro five-hundred thousand (500,000);

(d)    Contracts including non-competition or non-solicitation provisions;

(e) Contracts (other than customer contracts) which are material to the Company and which cannot be terminated, either at all or without payment of a material fee, by the Company or the Subsidiaries, as the case may be, with less than six (6) months advance notice.

These Contracts are valid and enforceable. The Company and/or the Subsidiaries and, to the knowledge of the Seller, the other Persons that are parties thereto have complied with their obligations thereunder, except where the failure to perform such obligations is not and would not reasonably be expected to be material to the operations or financial condition of the Company and its Subsidiaries, taken as a whole, or could be easily cured at a reasonable cost.

3.12   LABOR RELATIONS

(a) The Seller has made available to the Purchaser a list of the employees of the Company and the Subsidiaries, along with details of their seniority, which is accurate in all material respects as of the date hereof.

(b) The Seller has made available to the Purchaser the employment contracts of the ten highest paid key executives of the Company and its Subsidiaries, taken as a whole.

(c) The Company and the Subsidiaries have incurred no significant obligations of any kind toward former employees, especially unfulfilled obligations resulting from the breach by the Company or the Subsidiaries of any labor or service contract or from indemnities for dismissal or indemnities for unjustified dismissal or from not having complied with the obligation to reinstate an employee.

(d) Except as stated in SCHEDULE 3.12(d), no employment or other contract has been concluded with any current or former employee or director which contains provisions of an exceptional nature, such dismissal indemnities exceeding those provided by the applicable collective convention or provisions granting the beneficiary exceptional specific advantages including special employees benefits.

(e) All pension and employee plans (collectively, the "EMPLOYEE PLANS") in which the Company and the Subsidiaries participate are listed in SCHEDULE 3.12(e). There are no unpaid amounts due in respect of any Employee Plans in which the Company and the Subsidiaries participate. All liabilities and contingent liabilities with regards to such Employee Plans as at December 31, 2002 have been properly accounted for in the Financial Statements.

(f) The Company and the Subsidiaries comply in all material respects with all applicable labor law, rules and regulations and in particular with their relevant collective status and collective bargaining agreements and with all Governmental Orders relating to labor laws, rules and regulations applicable to them. Neither the Company nor any of the Subsidiaries is subject to any specific material proceedings by any applicable Governmental Authority with respect to failures to comply with labor law, rules and regulations.

(g) Except as set forth on SCHEDULE 3.12(g) and any material strike or work stoppage involving employees of the Company or its Subsidiaries related to the Transaction, as of the date hereof, (i) there has been no material strike or work stoppage since January 1, 2000 involving employees of the Company or its Subsidiaries and (ii) to the Seller's knowledge, no material strike or work stoppage is currently threatened through an official notice (PREAVIS OFFICIEL) involving employees of the Company or its Subsidiaries.

3.13   ENVIRONMENT

(a) Except as set forth on SCHEDULE 3.13(a) and except for any matter that is not and would not reasonably be expected to be material to the operations or financial condition of the Company and its Subsidiaries, the Company and the Subsidiaries (i) have complied with all applicable environmental statutes and regulations ("ENVIRONMENTAL LAW"), (ii) are not subject to any pending judicial or administrative proceeding alleging the violation of any Environmental Law and/or health and safety law and (iii) have not received any notice of violation of Environmental Law or health and safety law; and

(b) Except for any matter that is not and would not reasonably be expected to be material to the operations or financial condition of the Company and its Subsidiaries, taken as a whole, or could easily be cured at a reasonable cost, to the knowledge of the Seller, there has been no occurrence of any industrial accident or incident resulting in damage to the environment on any property owned or leased by the Company or its Subsidiaries, in particular resulting from any act, activity or omission of the Company or any of the Subsidiaries.

3.14   LITIGATION

Except as set forth on SCHEDULE 3.14, there are no pending or threatened (in writing) actions, claims or other proceedings by or against the Company or any of the Subsidiaries or any of their present directors or officers in their capacity as such (a "LITIGATION") that, if adversely determined, could reasonably be expected to be material to the operations or financial condition of the Company and its Subsidiaries.

3.15   INSURANCE

The Company and the Subsidiaries, taken as a whole, are generally insured under insurance policies that provide coverage for the risks customarily insured against by entities carrying on the same type of business as the Company and the Subsidiaries.

The Company and the Subsidiaries have paid all premiums due and have complied in all material respects with their obligations under such policies.

3.16   BUSINESS IN THE ORDINARY COURSE

Since December 31, 2002 and through the date hereof: (a) there has not been any Material Adverse Effect; (b) except as set forth in SCHEDULE 3.16, the business of the Company and the Subsidiaries has been conducted in the ordinary course of business; and (c) except as set forth in SCHEDULE 3.16, none of the Company or any of its Subsidiaries has undertaken any action identified in Articles 5.1.1 through 5.1.5, Articles 5.1.7 and 5.1.8, and Articles 5.1.10 through 5.1.14.

3.17   NO BROKER

There is no broker, finder or financial advisor who is acting or has acted on behalf of the Seller other than HSBC. There is no person, firm, or corporation entitled to receive any brokerage, commission or finder's or financial advisory fee from any of the Company or the Subsidiaries in connection with the Transaction.

3.18   INVENTORY

As of December 31, 2002, (i) all inventory consists of a quality and quantity usable and saleable in the ordinary course of business and consistent with commercial policies in force at that time within twelve (12) months, except for items of obsolete materials and materials of below-standard quality, all of which items, including inventory for which a change in design or manufacture has been requested by a customer, have been written off or written down on the Financial Statements for December 31, 2002 to fair market value or for which adequate reserves have been provided therein, (ii) all inventory not written off has been priced at the lower of average cost or market, (iii) the quantities of each type of inventory are not excessive, but are reasonable and warranted in the present circumstances of the Company and each Subsidiary, (iv) all inventory is free and clear of all Liens, (v) inventory, after provisions, does not represent more than 6 weeks of purchases on average, (vi) gross inventory, before provisions, does not represent more than 7 weeks of purchases on average and (vii) no more than 10% of the Company and the Subsidiaries' inventory, taken as a whole, has been acquired or created within a period exceeding twelve (12) months.

ARTICLE 4- REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that at the Closing Date:

4.1    ORGANIZATION - AUTHORITY AND ENFORCEABILITY

The Purchaser is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

The Purchaser has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transaction. The execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized by the board of directors of the Purchaser and no other corporate proceeding on the part of the Purchaser is necessary to authorize the execution or delivery of this Agreement or the consummation of any of the Transaction.

This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

There are no actions, claims or other proceedings or investigations pending or threatened against or involving the Purchaser or any of its present directors or officers, properties or assets which, if adversely determined, would reasonably be expected to have a material adverse effect on the Purchaser's ability to consummate the Transaction or affect the validity or enforceability of the Agreement.

4.2    NO CONFLICT

Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its obligations hereunder or the consummation of the Transaction does or will (a) conflict with, violate or result in the breach of any provision of the certificate of incorporation, by-laws or any other document of governance of the Purchaser, (b) result in the creation of any Liens upon any of the Purchaser's securities, properties or businesses, or (c) except for any such matters that would not reasonably be expected to have a material adverse effect on the Purchaser's ability to consummate the Transaction or affect the validity or enforceability of the Agreement and assuming that all Antitrust Clearances described in Article 5.2 have been obtained and all filings and notifications necessary to obtain such Antitrust Clearances have been made and any waiting or suspension periods thereunder have terminated or expired, conflict with or violate any law, rules or regulations of any Governmental Authority or any order entered by or with any Governmental Authority applicable to the Purchaser.

4.3    FINANCING

The Purchaser has access to sufficient funds to consummate the Transaction and to operate the Company and its Subsidiaries after the Closing.

4.4    INDEPENDENT REVIEW

The Purchaser acknowledges hereby that it has conducted its own independent review and analysis of the Company, its Subsidiaries and their respective businesses and that it has been provided reasonable access to the properties, records and management of the Company and its Subsidiaries for this purpose.

In entering into this Agreement, the Purchaser acknowledges that neither the Seller, the Company, its Subsidiaries nor any of their respective directors, officers, employees, agents, representatives or advisors make any representation or warranty, either express or implied, as to the accuracy or completeness of (and agrees that none of such persons shall have any liability or responsibility to it in respect of) any of the information provided or made available to the Purchaser or its agents or representatives, except as and only to the extent expressly provided for in this Agreement and, consequently, the Purchaser has relied on its own investigations and analysis and the representations and warranties set forth in this Agreement.

The Purchaser represents and warrants that, based on its due diligence investigation of the Company to the date hereof, as of the date hereof it does not know of any indemnity claim with respect to a breach of any representation or warranty contained in this Agreement that it could bring in the future and not on the date hereof (assuming the Closing occurred on the date hereof) solely due to the passage of time.

4.5    REPORTS AND FINANCIAL STATEMENTS

The representation in this Article 4.5 is subject to the condition subsequent that Additional Consideration, if any, is in the form of common stock of the Purchaser, the Purchaser having no responsibility, liability or obligation for breach of this representation if no Additional Consideration is payable pursuant to Article 2.3 or if the Purchaser elects to pay the Additional Consideration entirely in cash pursuant to such Article, and this representation is deemed not to be made by the Purchaser in the event the Additional Consideration does not consist in whole or in part of common stock of the Purchaser.

The Purchaser has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since December 31, 2001 (collectively, including all exhibits thereto and documents incorporated by reference therein, the "PURCHASER SEC REPORTS"). None of the Purchaser SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Purchaser SEC Reports presents fairly, in all material respects, the financial position and results of operations and cash flows of the Purchaser as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles consistently applied during the periods involved except as otherwise noted therein. All of the Purchaser SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Purchaser SEC Report), complied as to form in all material respects with the applicable requirements of the Securities and Exchange Act and the rules and regulations promulgated thereunder.

4.6    NO BROKER

There is no broker, finder or financial advisor who is acting or has acted on behalf of the Purchaser other than Goldman Sachs & Co. and Clinvest. There is no person, firm, or corporation entitled to receive any brokerage, commission or finder's or financial advisory fee from the Purchaser in connection with the Transaction.


ARTICLE 5 - COVENANTS

5.1    COVENANTS OF THE SELLER

During the period from the date of this Agreement to the Closing Date, except as specifically contemplated by this Agreement or as otherwise consented to in writing by the Purchaser, (i) the Seller shall ensure that the Company and the Subsidiaries are managed in an ordinary and appropriate manner (EN BON PERE DE FAMILLE) and, in particular, the Seller shall use its best efforts to maintain the activities and business relations of the Company and the Subsidiaries; and
(ii) the Company and the Subsidiaries shall maintain their inventory, accounts receivable and accounts payable in the ordinary course of business consistent with past practice.

As part of the Seller's commitment to ensure that the Company and the Subsidiaries are managed in an ordinary and appropriate manner (EN BON PERE DE FAMILLE) and except as permitted by Articles 2 and 5.6, the Seller, without the consent of the Purchaser (which consent shall not be unreasonably withheld or delayed and, if the Purchaser does not notify the Seller in writing of its refusal to grant such consent within five (5) Business Days of the receipt of a written request, in reasonable detail, for such consent by one or more of Charles Brown, David Fannin or Rolf van Kaldekerken (which request shall also be copied to Skadden, Arps, Slate, Meagher & Flom LLP to the attention of Pierre Servan-Schreiber at the applicable address set forth in Article 12.3), such consent shall be deemed to have been granted), will or will cause the Company to not and each of the Subsidiaries to not:

5.1.1 amend their certificate of incorporation or by-laws or other constituent or governing document, to the extent any such modification is not required by law, or by the rules or regulations of any Governmental Authority or Governmental Order;

5.1.2 be a party to any acquisition, merger, spin-off, consolidation, purchase of stock or interest in any corporation, partnership, association or other business organization or enter into or form any material joint-venture (other than any such transactions among the Company and any of its Subsidiaries or among any Subsidiaries) or enter into any agreement leading to any of the foregoing;

5.1.3 alter the Company's outstanding capital stock or declare, set aside, make or pay any dividend, or purchase or redeem any shares of the Company's capital stock, except to the extent contemplated by this Agreement;

5.1.4 issue or sell any of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares (other than any such issuances or sales by Subsidiaries to the Company or other Subsidiaries);

5.1.5 except as set forth on SCHEDULE 5.1.5, acquire, sell or dispose in any way any goodwill, real property or Intellectual Property involving an amount greater than Euro five-hundred thousand (500,000), and with respect to the sale of Guilbert Industrie, the Seller shall keep the Purchaser reasonably informed of the process, including providing drafts of relevant agreements, which agreements shall be customary for transactions of this type;

5.1.6 other than in the ordinary course, enter into, amend in any material respect or terminate any Contract which is or, if entered into, would be material to the Company and its Subsidiaries, taken as a whole;

5.1.7 except as otherwise disclosed, enter into a binding agreement for the hiring or dismissal of any employee of the Company or any of its Subsidiaries for an amount in excess of Euro one-hundred and fifty thousand (150,000) (for each such binding agreement);

5.1.8 enter into any transaction involving a commitment in excess of Euro four-hundred and fifty thousand (450,000) other than in the ordinary course of business or as permitted by Article 5.1.7;

5.1.9 except as set forth on SCHEDULE 5.1.9, make any capital expenditures in excess of Euro two-hundred thousand (200,000) for any individual expenditure or Euro five-hundred thousand (500,000) in the aggregate;

5.1.10 waive any receivable involving an amount greater than Euro one-hundred thousand (100,000) outside the ordinary course of business;

5.1.11 grant any Lien, mortgage or pledge or issue any security undertaking or commitment whereby it would assume liability of a third party other than in the ordinary course of business;

5.1.12 except as set forth in SCHEDULE 5.1.12, other than in the ordinary course of business, settle any action, claim or dispute against or affecting the Company or any Subsidiary involving an amount greater than Euro four-hundred and fifty thousand (450,000);

5.1.13 amend its employees' collective status or to grant any additional benefits, or make any material change in the compensation payable, or to become payable, to any employee of the Company or any of its Subsidiaries (other than normal recurring increases in the ordinary course of business or pursuant to plans, programs or agreements existing on the date hereof, and other than pursuant to statutory or regulatory requirements); or

5.1.14 agree to take any of the actions set forth in the foregoing subparagraphs 5.1.1 through 5.1.13.

         The Company and its Subsidiaries shall not be prevented from curing a breach of any representation or warranty contained in this Agreement; PROVIDED, HOWEVER, that such cure does not breach the provisions of Articles 5.1.1 through 5.1.14 or Article 5.10; PROVIDED, FURTHER, that, subject to Article 5.10, the Company and its Subsidiaries shall not be prevented from settling or disposing of any Litigation arising after the date of this Agreement by expending cash prior to the Closing.

5.2      ADDITIONAL COVENANTS

5.2.1 Subject to the terms of this Agreement, the Purchaser will use all reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances of all Governmental Authorities, including all Antitrust Clearances necessary or advisable to be obtained in connection with the Transaction (collectively, the "REQUIRED APPROVALS") as soon as practicable after the date hereof and in any case prior to the Closing, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all Required Approvals and (ii) subject to Article 5.2.3, taking all reasonable steps as may be necessary to obtain all such Required Approvals. In furtherance and not in limitation of the foregoing, the Purchaser agrees to make, as promptly as practicable, (A) appropriate filings with the Antitrust Authorities in accordance with applicable competition, merger control, antitrust, investment or similar laws, and
         (B) all other necessary filings with other Governmental Authorities relating to the Transaction, and, to supply as promptly as practicable any additional information or documentation that may be requested by such Governmental Authorities and to use all reasonable efforts to cause the receipt of Required Approvals as soon as practicable. The Purchaser shall defend through litigation on the merits any claim asserted in any court or other forum by any party, including appeals.

5.2.2 The Purchaser shall be entitled to direct any proceedings or negotiations with any Governmental Authority or Antitrust Authority relating to any of the foregoing, provided that it shall keep the Seller fully informed as to the status of such proceedings or negotiations and allow the Seller's outside counsels to attend such proceedings or negotiations. Each of the Purchaser and the Seller shall, in connection with the efforts referenced in Article 5.2.1 above to obtain all Required Approvals, use all reasonable efforts to the extent practicable, and subject to the Purchaser's right not to disclose to the Seller's any data, information or documents which the Purchaser deems to be confidential and/or proprietary, to the extent such data, information or document are disclosed to the Seller`s legal advisors on a confidential basis, to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable law, permit the Seller to review in advance any proposed written communication between the Purchaser and any Antitrust Authority or other Governmental Authority, (iii) promptly inform the Seller of and provide, on a confidential basis, the Seller's outside counsels a copy of (and, at the Seller's reasonable request, supply to the Seller) any communication (or other correspondence or memoranda) received by the Purchaser from, or given by the Purchaser to, any Antitrust Authority or other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Transaction and (iv) consult with the Seller in advance to the extent practicable of any meeting or conference with any Antitrust Authority or other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Antitrust Authority or other Governmental Authority or other Person, give the Seller the opportunity to attend and participate in such meetings and conferences.

5.2.3 In furtherance and not in limitation of the covenants of the Parties contained in Articles 5.2.1 and 5.2.2 above, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any regulatory law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by an Antitrust Authority or other Governmental Authority which would make the Transaction illegal or would otherwise prevent, delay or otherwise adversely affect the consummation of the Transaction, each of the Purchaser and the Seller shall cooperate in all respects with each other and use, respectively, all reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that would make illegal, rescind or otherwise materially restrict the Transaction and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to not so affect the Transaction; PROVIDED, HOWEVER, that in no event shall the Purchaser be required to offer to the EU Antitrust Authority to take any action that would reasonably be expected to substantially impair the benefits expected to received by the Purchaser from the Transaction.

5.2.4 The Purchaser states that it is the Purchaser's intention, and hereby agrees to use all reasonable efforts to ensure that the draft CO Form to be prepared in connection with the Transaction is filed with the EU Antitrust Authorities no later than ten (10) Business Days after the date of this Agreement.

5.2.5 If Antitrust Clearance from any of the Antitrust Authorities shall have not have been obtained by October 31, 2003, then the Seller shall have the right to terminate this Agreement by sending a notice of termination to the Purchaser on or prior to November 30, 2003.



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

5.3    ACCESS

Subject to the requirements of applicable laws and regulations, the Seller shall cause the Company to permit the Purchaser's representatives to have appropriate access at reasonable times to the records, books, registers, premises, accounting documents and other sources of information relating to the Company and the Subsidiaries in order to prepare for Closing. Information obtained by the Purchaser under this Article 5.3 shall be subject to the confidentiality agreement entered into between the Purchaser and the counsels to the Seller dated April 25, 2002 which remains in full force and effect.

5.4    ASSISTANCE

To the extent that it does not affect their ability to conduct their business, the Parties further each agree to provide the other with any assistance reasonably requested of either of them by the other Party after the sale of the Shares to the Purchaser, in particular in order to enable the Company and the Subsidiaries to comply with any reporting obligations relating to tax or other matters. Each Party shall reimburse the other Party for its reasonable out of pocket costs for providing such assistance.

5.5    EMPLOYMENT AGREEMENTS

Purchaser shall honor and comply with all of the terms and obligations under the employment agreements set forth on SCHEDULE 5.5.

5.6    OFFICE SUPPLIES PURCHASE AGREEMENT AND TRANSITION AGREEMENT

On the Closing Date, the Seller, on its behalf and on behalf of its Related Persons, shall enter with the Company and its Related Persons into an office supplies purchase agreement substantially in the form attached as EXHIBIT A to this Agreement and the transition agreement substantially in the form attached as EXHIBIT B to this Agreement.

5.7    NOTIFICATION OF BREACHES

The Seller shall promptly notify the Purchaser of any breach of any of the Seller's or the Purchaser's representations and warranties in this Agreement of which the Seller becomes aware between the date hereof and the Closing Date, and the Purchaser shall promptly notify the Seller of any breach of any of the Seller's or the Purchaser's representations and warranties in this Agreement of which the Purchaser becomes aware between the date hereof and the Closing Date. Any disclosures or notifications made pursuant to this Article 5.7 shall not impact any indemnification obligation of the Seller or the Purchaser and shall not be deemed to cure any breach of any representation or warranty made pursuant to this Agreement.



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

5.8.   TAX MATTERS

(i) The Seller shall prepare or cause to be prepared and file or cause to be filed when due all Tax Returns (the "STRADDLE PERIOD RETURNS") that are required to be filed by or with respect to the Company or any Subsidiary or their respective businesses or assets for taxable years or periods ending on or before the Closing Date and for taxable periods or years commencing before and ending after the Closing Date (a "STRADDLE PERIOD"), if the due date for such Straddle Period Returns is on or before the Closing Date. The Purchaser shall prepare and timely file all other Straddle Period Returns.

(ii) Each Party shall timely pay all Taxes with respect to the Tax Returns to be filed by such Party pursuant to paragraph (i) above. With respect to Straddle Period Returns filed by the Purchaser, the Seller will pay to the Purchaser an amount equal to the Pre-Closing Taxes (as defined below), other than VAT, due with respect to such Straddle Period Returns and with respect to Straddle Period Returns to be filed by the Seller the Purchaser shall pay to the Seller an amount equal to the Post-Closing Taxes (as defined below), other than VAT, due with respect to such Straddle Period Returns. Payments to be made under this paragraph (ii) will be made no later than two (2) Business Days prior to the due date for the applicable payment.

(iii) The Seller shall be responsible for and agrees to indemnify and hold the Purchaser, the Company and the Subsidiaries harmless from and against all Taxes with respect to the income, assets and operations of the Company and the Subsidiaries for all taxable years and periods ending on or before the Closing Date and for the portion of the taxable year through and including the Closing Date ("PRE-CLOSING TAXES"). The Purchaser shall be responsible for and agrees to indemnify and hold the Seller harmless from and against all Taxes with respect to the income, assets and operations of the Company and the Subsidiaries for the portion of the taxable year after the Closing Date in case of a taxable year commencing before and ending after the Closing Date (the "POST-CLOSING TAXES"). Taxes attributable to a taxable year or period which commences before and ends after the Closing Date shall be allocated between the Seller and the Purchaser as follows:

       (a) The Purchaser shall calculate the portion of the Taxes relating to the Straddle Period to be paid by the Seller in accordance with
              Article 5.8(iii) as if the relevant taxable period ended on the Closing Date applying normal tax rules as consistently applied by the Company and any of its Subsidiaries; PROVIDED, HOWEVER, that should the Closing Date be a date different from the last day of a month, the income of that month shall be apportioned between the Seller and the Purchaser pro rata based on sales, for the purposes of the calculation of the Pre-Closing Taxes.

       (b) The Purchaser shall prepare and deliver to the Seller the calculation of the Pre-Closing Taxes within sixty (60) days following the Closing Date, with full details of such calculation. The Seller shall have thirty (30) days to review such calculation, during which period it shall be granted full access to all information, books and records supporting such calculation. If the Seller disagrees with the calculation of Pre-Closing Taxes delivered by the Purchaser it will so notify the Purchaser within thirty (30) days following receipt of such calculation. Such notice will describe the Seller's objections in detail. If, within fifteen (15) days following the Purchaser's receipt of such notice, the Seller and the Purchaser are not able to agree on the calculation of the Pre-Closing Taxes, the objections not agreed upon will be referred to an independent tax expert (the "INDEPENDENT TAX EXPERT") to be agreed upon by the Seller and the Purchaser. Should the Parties fail to agree on the name of the Independent Tax Expert within ten (10) days, the Independent Tax Expert will be appointed by the "PRESIDENT DU TRIBUNAL DE COMMERCE" of Paris upon the application of either party. The Independent Tax Expert shall render a decision within forty-five
              (45) days following his appointment, and such decision will be final and binding on the Parties in the absence of manifest error. The Independent Tax Expert decision shall include an allocation between the Parties of his expenses in connection with the determination under this Article 5.8(iii)(b).

(iv) The Seller shall indemnify for and pay to the Purchaser an amount equal to (I) any Tax liability which is primarily the liability of another person, other than the Company or any of the Subsidiaries, (the "PRIMARY PERSON") for which the Company or any Subsidiary is or becomes liable in consequence of (a) the Primary Person failing to discharge such Tax liability; and (b) the Company or any Subsidiary at any time before the Closing Date being a member of the same group of companies for any Tax purpose as the Primary Person or having control of, being controlled by, or being otherwise connected with, the Primary Person or being controlled by the same person as the Primary Person for any Tax purpose; (II) any liability of the Company or any Subsidiary arising from an obligation to repay the whole or any part of any payment received for Group Relief in the UK (as this term is defined in Article 3.8.2(d)) or a similar relief in any other jurisdiction, if applicable (other than from the Company or any Subsidiary) pursuant to an arrangement entered into by the Company or any Subsidiary on or before the Closing Date; and (III) any VAT group liability of the Company or any Subsidiary arising as a result of supplies actually made after the Closing Date by any person (other than the Company and its Subsidiaries) which is or has been a member of the same group for VAT purposes as the Company or any Subsidiary.

(v) In determining the Seller's liability for Taxes pursuant to this Article 5.8, the Seller shall be credited with the amount of estimated Tax (or corporation tax advance payments) paid by or on behalf of the Company and the Subsidiaries prior to the Closing, it being specified that this provision shall apply on a Tax by Tax basis. To the extent that the Seller's liability for Taxes for a taxable year or period is less than the amount of estimated Taxes previously paid by or on behalf of the Company and the Subsidiaries with respect to all or a portion of such taxable year or period, the Purchaser shall pay the Seller the difference within two (2) days of filing the Tax Return relating to such Taxes.

(vi) Any tax refund (including any interest in respect thereof) received by Purchaser or the Company, and any amounts credited against Tax to which Purchaser or the Company becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any taxable period, or portion thereof, ending on or before the Closing Date shall be for the account of the Seller except to the extent there is a related timing adjustment (i.e., shift of a Tax liability from one fiscal year to another) which either (i) permits the Seller to increase deductions, losses or Tax credits or decrease income or gains which would otherwise (but for such adjustment) have been reported or taken into account by the Seller or its Related Persons with respect to the Pre-Closing Taxes, or

       (ii) causes the Company or the Subsidiaries to increase their taxable base with respect to the Post-Closing Taxes. To the extent any refund or credit relating to such timing adjustments are paid, or allowed, to the Seller, the Seller shall remit them back to the Company or the relevant Subsidiary within three (3) Business Days following receipt thereof. For purposes of this paragraph (vi), where it is necessary to apportion a refund or credit between the Purchaser and the Seller for a Straddle Period, such refund or credit shall be apportioned between the Seller and the Purchaser based on their relative contributions for the item(s) creating the refund or credit, except that refunds or credits of Taxes (E.G., real property Taxes) imposed on a period basis shall be allocated on a daily basis.

(vii) The Purchaser shall not be entitled to amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any of the Subsidiaries with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior consent of the Seller, which consent may not be unreasonably withheld or delayed. The Seller shall not and shall not permit any of its Related Persons to amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any of the Subsidiaries with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of the Purchaser, which consent may not be unreasonably withheld or delayed.

5.9    UK PENSION

The Seller and the Purchaser agree to deal with the funding of Pre-Closing Pension Liabilities in the UK Pension Plan as follows:

(a) The Seller shall procure that at least five (5) Business Days before the Closing Date, the UK Pension Actuary communicates in writing to Guilbert UK, the Seller and the Purchaser an estimate of the minimum cash amount required to be contributed to the UK Pension Plan to eliminate the Pre-Closing Pension Deficit as at the Closing Date, where Pre-Closing Pension Liabilities are calculated on the 100% MFR Basis.

(b) The Seller shall procure that on or before the Closing Date Guilbert UK makes a cash contribution to the UK Pension Plan of 70% of the amount calculated by the UK Pension Plan's actuary under Article 5.9(a). Article 5.9(i) shall not apply to any payment anticipated by this Article 5.9(b).

(c) The Purchaser shall procure through Guilbert UK that, as soon as practicable after the Closing Date, and in any event within ninety (90) days thereof the UK Pension Actuary will carry out a valuation of the UK Pension Plan on the 100% MFR Basis as at the Closing Date, and will calculate the Pre-Closing Pension Deficit as at the Closing Date (where Pre-Closing Pension Liabilities are calculated on the 100% MFR Basis), and will notify Guilbert UK, the Seller and the Purchaser of the same in writing. As part of carrying out this valuation, the Purchaser will procure that Guilbert UK instructs the UK Pension Actuary to produce the Benefits Schedule, and that Guilbert UK will send such schedule to the Seller.

(d) The Seller shall pay to the Purchaser an amount in cash equal to the amount determined under Article 5.9(c), being any remaining funding shortfall on the 100% MFR Basis as at the Closing Date following the payment under Article 5.9(b), on the day (being the due date for the purposes of Article 5.9(i)) falling ten (10) Business Days after the later of being notified by Guilbert UK and being notified by the independent actuary appointed under Article 5.9(h), as the case may be, of the said amount (if any), and the Purchaser shall cause Guilbert UK to pay that amount into the UK Pension Plan within one month after receipt of it by the Purchaser.

(e) This Article 5.9(e) applies during the period from the Closing Date to the Full Funding Target Date. During this period the UK Pension Actuary may carry out a valuation of the UK Pension Plan for the purposes of the requirement in section 57 of the Pensions Act 1995 in the UK. If, following such a valuation, the UK Pension Actuary determines that there is a Pre-Closing Pension Deficit (on the basis that Pre-Closing Pension Liabilities are calculated on the 100% MFR Basis), the Purchaser shall procure (through Guilbert UK) that the UK Pension Actuary produces a schedule of contributions to be made by Guilbert UK into the UK Pension Plan such schedule to be prepared following the principles set down in section 58 of the Pensions Act 1995 in the UK but for the sole purpose of eliminating only this Pre-Closing Pension Deficit over the maximum time period permitted under the UK Minimum Funding Requirement and incorporating the minimum amount for each individual installment under the schedule that is consistent with the UK Minimum Funding Requirement. The Seller shall pay to the Purchaser an amount equal to each such contribution set out in the schedule of contributions produced by the UK Pension Actuary under this Article 5.9(e) on the day (being the due date for the purposes of Article 5.9(i)) falling ten (10) Business Days after the later of receiving confirmation that such amount has been paid as a contribution to the UK Pension Plan and of receiving confirmation that the amount notified pursuant to a decision of the independent actuary appointed under Article 5.9(h) as regards the schedule of contributions has been paid as a contribution to the UK Pension Plan. When calculating Pre-Closing Pension Liabilities for the purposes of this Article 5.9(e), the UK Pension Actuary will rely on the details set out in the Benefits Schedule, updated as described in this Agreement.

(f) The Purchaser shall procure through Guilbert UK that, as soon as practicable after the Full Funding Target Date, the UK Pension Actuary calculates (and notifies Guilbert UK, the Seller and the Purchaser of the same in writing) the extra cash amount (if any) that Guilbert UK (or any successor company, or other employer which has participated or is participating in the UK Pension Plan) needs to contribute to the UK Pension Plan to ensure that, as at the Full Funding Target Date, there is no Pre-Closing Pension Deficit, where Pre-Closing Pension Liabilities are calculated using an actuarial method and actuarial assumptions consistent with those applied by the Purchaser to determine its accumulated benefit obligation in relation to the UK Pension Plan for the purposes of its disclosures in its financial statements in accordance with US SFAS 87 (or such other comparable standard which may replace it) by reference to actuarial assumptions determined by the Purchaser on a basis consistent with that adopted by the Seller in its statutory accounts as at December 31, 2002, and as set out in those statutory accounts. In making this calculation the UK Pension Actuary will rely on the details set out in the Benefits Schedule, updated as described in this Agreement. The Seller shall be notified of the proposed basis. Article 5.9(h) shall apply as regards any dispute relating to whether the assumptions as proposed are consistent with the required basis stated.

(g) The Seller shall pay to the Purchaser (or to a successor company, if notified by the Purchaser) an amount equal to the amount(s) notified under Article 5.9(f) by the UK Pension Actuary on the day (being the due date for the purposes of Article 5.9(i)) ten (10) Business Days after the later of being notified by Guilbert UK and being notified by the independent actuary appointed under Article 5.9(h), as the case may be, of the said extra amount (if any), and the Purchaser shall cause Guilbert UK to pay that amount into the UK Pension Plan within one month after receipt of it by the Purchaser. For the avoidance of doubt, if the Full Funding Target Date arises at any time before the expiry of five years after the Closing Date, then the corresponding payment by the Seller under this Article 5.9(g) shall end the Seller's obligations under this
       Article 5.9 (including, for the avoidance of doubt, under Article
       5.9(e)).

(h) The Seller and the Purchaser agree that they will each use their reasonable endeavours to resolve any dispute or query as regards the calculation of any amount and as regards any other matter contemplated by this Article 5.9 in as timely and as cost effective a manner as possible. All calculations contemplated by this Article 5.9 must be set out in reasonable detail. If the Seller disputes any data or actuarial assumptions used or any calculation prepared by the UK Pension Actuary in calculating any amounts which affect any liability of the Seller under this Article 5.9, it must notify the Purchaser of the nature of its dispute (in reasonable detail) within fifteen (15) Business Days of receipt of any notification under this Article 5.9. If the Seller does not notify any such dispute within fifteen (15) Business Days, the determinations made by the UK Pension Actuary shall be deemed to be final and binding on the Seller and the Purchaser. In the event of a dispute by the Seller, the Seller and the Purchaser shall aim to agree the amount(s) payable in good faith. If they do not agree within five (5) Business Days of the date the Seller notified the dispute to the Purchaser, either party may refer the dispute to an independent actuary to be appointed by the President for the time being of the Institute and Faculty of Actuaries in the UK. The independent actuary's decision shall, in the absence of manifest error, be final and binding on the Seller and Purchaser and his expenses shall be borne equally between the Seller and the Purchaser unless he shall otherwise direct.

(i)    Any amount to be paid by the Seller to the Purchaser under this Article
       5.9 shall be paid together with accrued interest on that amount at the rate of EURIBOR three (3) months + fifty (50) basis points for the period starting on the date by which such payment is due and ending on (and including) the date the payment is made.

(j)    (i)    The Purchaser will pay, in accordance with this Article 5.9(j), to the Seller an amount equal to any tax relief actually obtained by Guilbert UK or any company to which Guilbert UK surrendered Group
              Relief as a direct consequence of making contributions to the UK
              Pension Plan corresponding to the payments actually made by the Seller to the Purchaser under Article 5.9(d) or (e).

       (ii) For each accounting period after the Closing Date and so long as the Seller has made a payment to the Purchaser under Article 5.9(d) or (e), the Purchaser (at its cost) shall issue a certificate stating (on a reasonable and prudent basis) the amount of tax relief actually obtained in that accounting period by Guilbert UK or a company to which Guilbert UK surrendered Group Relief. The Purchaser shall pay an amount to the Seller equal to the amount specified in the certificate on the date that is twelve
              (12) months after the end of the accounting period in which the tax relief is actually obtained. Such procedure to apply until such time as all available tax relief has been obtained for the full amount of the payments by Guilbert UK to the UK Pension Plan that correspond to payments actually made by the Seller to the Purchaser under Article 5.9(d) or (e).

       (iii) The Seller may instruct an Independent Accountant to review the certificate. If the Independent Accountant determines that the amount of tax relief obtained by Guilbert UK or by any company to which Guilbert UK surrendered Group Relief exceeds the amount of tax relief notified by the Purchaser to the Seller under Article 5.9(j)(ii), the Purchaser shall pay the Seller this amount plus interest calculated at a rate equivalent to UK base rate plus 2% from the date twelve (12) months after the end of the accounting period to the day preceding the date of payment of this additional amount. If the additional amount due to the Seller (excluding any interest thereon) exceeds the amount of tax relief notified by the Purchaser to the Seller under Article 5.9(j)(ii) by more than 7%, the cost of the Independent Accountant shall be borne by the Purchaser. In all other cases, the cost of the Independent Accountant shall be borne by the Seller.

         The Seller and the Purchaser agree that they will each use reasonable endeavours to resolve any dispute arising under this sub-Article but, if they are unable to do so, either party may refer the dispute to an Expert to be appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales and such Expert shall act as an expert and not as an arbitrator and his decision shall, in the absence of fraud or manifest error be final and binding on the Seller and the Purchaser and his expenses shall be borne between the Seller and the Purchaser in the proportions as such Expert shall direct.

         If, having issued the certificate, the amount of tax relief actually obtained is later found to be incorrect or different from the amount so stated, an adjustment shall be stated in the certificate for the following accounting period, so as to increase the amount of the payment due by the Purchaser under this Article 5.9 (j) for that subsequent period.

       (iv) The term tax relief shall mean the amount of reduction in UK corporation tax payable in respect of an accounting period by Guilbert UK or any other company in the same group as Guilbert UK as a result of a deduction being available for the contributions to the UK Pension Plan equal to the amounts paid by the Seller pursuant to Article 5.9(d) or (e). Tax relief shall also be taken to include any refund of corporation tax actually obtained as a result of the payment of such contributions including relief obtained as a result of a claim to carry back losses to an earlier accounting period. For purposes of this Article 5.9, the term "GROUP RELIEF" shall take the meaning given in section 402(2) of the Taxes Act 1988 of the United Kingdom. The "INDEPENDENT ACCOUNTANT" shall be the auditor named in Article 2.2(c), or should such auditor be unable or unwilling to perform the duties assigned under this Article 5.9, the auditor appointed by the "PRESIDENT DU TRIBUNAL DE COMMERCE" of Paris upon the application of either party.

       (v) The Purchaser shall use its reasonable endeavours to procure that Guilbert UK or any other company to which Guilbert UK surrendered any Group Relief provides any information (other than commercially sensitive information) reasonably required by the Independent Accountant to review any certificate. The Independent Accountant shall keep such information in strict confidence and shall not disclose it to the Seller (or any other person). It is accepted that Guilbert UK and any company to which Guilbert UK surrenders any Group Relief shall be entitled to arrange its tax affairs as they see fit and any deduction available as a result of the pension contributions shall be deemed to be taken after any other deduction, relief or credit available to the companies concerned have been taken. The Purchaser shall use its reasonable endeavours to obtain a any tax relief in respect of such contributions. The Purchaser shall not be required to enter into any appeal or dispute with any tax authority as a result of the preceding sentence. Where any Group Relief consists of a consortium claim (as defined in section 402(3) of the Taxes Act 1988 of the United Kingdom), the Purchaser shall only be obliged to pay to the Seller an amount equal to the amount actually received by Guilbert UK in respect of such consortium claim.

       (vi) The Purchaser shall not undertake any restructuring of its group that is designed solely to affect the amount of tax relief payable to the Seller pursuant to this Article 5.9(j). In addition, the Purchaser shall give the Seller twenty (20) Business Days written notice of the intent to undergo any restructuring of its Group prior to implementing any such restructuring if it would be reasonably expected to materially reduce the tax relief the Seller has been receiving pursuant to this Article 5.9(j).

(k) The fees of the UK Pension Actuary in undertaking any actuarial calculations required by this Article 5.9 will be borne by the Seller and by the Purchaser in equal shares.

(l) If there is a Termination Date of the UK Pension Plan before the expiry of three (3) years after the Closing Date and the occurrence of the Termination Date is consequential (directly or indirectly) to any act or omission of Guilbert UK, then Articles 5.9(c), (d), (e), (f) and (g) and any Articles under Article 5.9 that would apply consequentially shall be of no effect, the intention being that the Seller's obligations under this Article 5.9 shall end on the Termination Date. The Purchaser undertakes to procure that the Seller is notified of a Termination Date within two (2) days of the Termination Date occurring.

(m) For the purposes of applying the terms of this Article 5.9, the parties acknowledge and agree that, if the minimum funding requirement basis as set down in the Pensions Act 1995 in the UK, associated regulations and formal actuarial guidance is, after the Closing Date:

       (i) consolidated or re-enacted, then this Article 5.9 shall be read and construed to the intent that the said consolidated or re-enacted provisions had been specifically referred to in this
              Article 5.9; or

       (ii)   modified, amended, revoked or substantially replaced, then this
              Article 5.9 shall be read and construed to the intent that the calculations anticipated by this Article 5.9 shall be prepared as against the minimum funding requirement basis as set down in the Pensions Act 1995 in the UK, associated regulations and formal actuarial guidance last in force prior to the Closing Date.

(n) The Seller and the Purchaser shall co-operate to ensure that the UK Pension Actuary is provided in a timely manner with all information that he reasonably requests for the purposes of calculating any amount contemplated by this Article 5.9.

(o) Any and all notifications anticipated by this Article 5.9.1 shall be subject to the terms of Article 12.3.

(p) The Purchaser shall procure that the Seller is provided in a timely fashion with the following documents, as and when reasonably requested by the Seller:

       (i)    Written investment advice given to the trustees of the UK Pension
              Plan;

       (ii) Written materials relating to investments provided to the said trustees in preparation for trustee meetings;

       (iii) Relevant extracts of minutes of trustee meetings at which any decisions relating to the investments of the UK Pension Plan were taken;

       (iv) All documents produced by the sponsoring employers as a response to consultation requests from the trustees of the UK Pension Plan on investments and any other written communication from the sponsoring employers to the trustees regarding scheme investments, to the intent that, for so long as the Seller has any obligation under this Article 5.9, the Seller shall be provided with (upon a reasonable specific request) trustee and company papers relating to investments of the UK Pension Plan and that the Seller shall have reasonable opportunity to speak to the sponsoring employers and the trustees (or directors of a corporate trustee) for the purposes of ascertaining their policy and the attitude of the sponsoring employers as regards investments

(q) Notwithstanding any other provision of this Article 5.9, the Seller shall be under no liability under this Article 5.9 to the extent that such liability is attributable to (A) an investment policy adopted by the trustees of the UK Pension Plan where the Purchaser and/or Guilbert UK in bad faith, having undue regard to the Seller's obligations under this
       Article 5.9, instigated, requested or otherwise encouraged such a policy by the trustees, and/or (B) a gilts-matching investment policy where the Purchaser and/or, after the Closing Date, Guilbert UK instigated, requested or otherwise encouraged the trustees of the UK Pension Plan to adopt such a gilts-matching policy.

(r) The Purchaser agrees that the benefit of its undertakings in Article 5.9 paragraphs (d) and (g) is held by the Seller as trustee for the trustees of the UK Pension Plan.

(s) For the purposes of this Article 5.9 Guilbert UK shall, where the context admits, include any successor as the Principal Employer of the UK Pension Plan.

5.10   CASH IN THE SYSTEM

The Seller shall cause at least Euro seven million (7,000,000) of cash to remain in the Company as of the Closing and such amount shall be in addition to any cash netted against Third Party Indebtedness at the Closing.

5.11   RELATIONS WITH SELLER

After the Closing Date, except pursuant to the agreements contemplated in
Article 5.6, neither the Company nor any of the Subsidiaries will:

(a) be liable to any member of the PPR Group (other than the Company and the Subsidiaries) for any salary, bonus, commission, attendance fee, benefit in kind, pension, rent, royalty or fee;

(b) use any asset belonging to any member of the PPR Group (other than the Company and the Subsidiaries); nor

(c) maintain with any member of the PPR Group (other than the Company and the Subsidiaries) any special rights relating to the assets or liabilities of the Company or the Subsidiaries.

Except pursuant to the agreements contemplated in Article 5.6, after the Closing Date, the Seller shall cause the members of the PPR Group (other than the Company and the Subsidiaries) to comply with Articles 5.11(a) and (c).

5.12   INSURANCE

The Seller shall assign to the Company rights available to the Seller after the Closing under any contract of insurance currently or previously in force in favor of the Company or its Subsidiaries with respect to a claim against the Company or its Subsidiaries which arose prior to the Closing but which is payable after the Closing; PROVIDED, HOWEVER, that such assignment shall not result in any cost to the Seller or adversely affect the insurance coverage available to the PPR Group.

5.13   LITIGATION EXPENSES

The Purchaser shall reimburse the Seller for any attorneys' fees, procedural fees and costs (FRAIS DE PROCEDURE) and bailiffs' fees incurred by the Seller, the Company or any of its Subsidiaries between the date of this Agreement and the Closing in connection with a Litigation arising after the date of this Agreement.

5.14   NETHERLANDS PENSION

The Seller and the Purchaser agree to deal with the funding of the Netherlands Pension Plans as follows:

(a) The Purchaser shall procure through Guilbert Netherlands that, as soon as practicable after the Closing Date, and in any event within ninety (90) days thereof, the Netherlands Pension Actuary will:

       (i) calculate the total amount of the Netherlands Benefits Deficit, if any, as at the Closing Date; and

       (ii) notify Guilbert Netherlands, the Seller and the Purchaser in writing of the amount of the Netherlands Benefits Deficit, which notification will be accompanied by all information necessary for the Seller to verify these calculations.

(b) The Seller shall pay to the Purchaser an amount in cash equal to the Netherlands Benefits Deficit, if any, on the day (being the due date for the purposes of Article 5.14(f)) falling ten (10) Business Days after the later of being notified by Guilbert Netherlands and being notified by the independent actuary appointed under Article 5.14(d), as the case may be. The Seller's liability with respect to any present and former pension and/or early retirement schemes applicable to current and former employees of Guilbert Netherlands, including any liability resulting from
       Article 3.5 with respect to such pension or early retirement schemes, is limited to the liability based on this Article 5.14 (including, for the avoidance of doubt, any liability under Article 5.14(c)).

(c)    (i)    This Article 5.14(c)(i) applies only if the potential deficit arising from the proposed transfer of benefits from the Netherlands SFP Pension Plan is not included in the calculation of the Netherlands Benefits Deficit for the purposes of Article
              5.14(b). The Purchaser will procure that, as soon as practicable after the Netherlands SFP Transfer Date and in any event within ninety (90) days thereof, the Netherlands Pension Actuary calculates the amount of the Netherlands SFP Deficit and notifies
              Guilbert Netherlands, the Purchaser and the Seller of this amount in writing, which notification will be accompanied by all information necessary for the Seller to verify the calculation.
              The Seller shall pay this amount to the Purchaser on the day
              (being the due date for the purposes of Article 5.14(f)) ten (10)
              Business Days after the later of being notified by the Netherlands
              Pension Actuary and being notified by the independent actuary appointed under Article 5.14(d), as the case may be.

       (ii) This Article 5.14(c)(ii) applies only if the Seller has made a payment to the Purchaser under Article 5.14(c)(i) that was triggered by clause (b) of the definition of "Netherlands SFP Transfer Date" and, shortly before the Netherlands SFP Transfer Date, the Seller provides the Purchaser with reasonably satisfactory evidence that either the administrators of the Netherlands SFP Pension Plan or a court, arbitrator or similar institution will in the reasonably foreseeable future give confirmation that the proposed transfer from the Netherlands SFP Pension Plan will not proceed. For the avoidance of doubt, this
              Article 5.14(c)(ii) does not apply if the proposed transfer from the Netherlands SFP Pension Plan has actually happened, either on or after the Netherlands SFP Transfer Date. Should it be established after the Netherlands SFP Transfer Date, either in a letter from the administrator of the Netherlands SFP Pension Plan or in a judgment or ruling of a court, arbitrator or similar institution, that Guilbert Netherlands is not legally obliged to accept a transfer of the benefits from the Netherlands SFP Pension Plan, the Purchaser shall on the day (being the due date for the purposes of Article 5.14(f)) falling ten (10) Business Days after the date of such a letter, ruling or judgment repay to the Seller any amounts paid by the Seller to the Purchaser pursuant to this Article 5.14 in respect of the Netherlands SFP Pension Plan.

       (iii) If the potential deficit arising from the proposed transfer of benefits from the Netherlands SFP Pension Plan is included in the calculation of the Netherlands Benefits Deficit for the purposes of Article 5.14(b), but the Seller notifies the Purchaser that it intends to engage in efforts to prevent such transfer and, the Netherlands SFP Transfer Date has not elapsed, and such transfer is prevented, then the Purchaser shall promptly repay to the Seller any amounts paid by the Seller to the Purchaser pursuant to this Article 5.14 in respect of the Netherlands SFP Pension Plan.

(d) If the Seller and the Purchaser have any dispute or query as regards the calculation of any amount or any other matter contemplated by this
       Article 5.14, the terms of Article 5.9(h) will apply. For this purpose the reference in Article 5.9(h) to the UK Pension Actuary shall be read as the Netherlands Pension Actuary and an actuary appointed by the Institute and Faculty of Actuaries in the UK shall be read as an actuary appointed by the Netherlands ACTUARIEEL GENOOTSCHAP.

(e) If there are any legal proceedings arising from a dispute over whether Guilbert Netherlands is obliged under Netherlands law to accept the proposed transfer from the Netherlands SFP Pension Plan, the Seller shall have full control over, and bear all costs of, the defense, compromise or settlement of the proceedings, to the effect that Guilbert Netherlands will not be obliged to take any steps towards preventing such transfer except for reasonable legal steps to permit the Seller to control the defense of the proceedings or other reasonable steps to cooperate with the efforts by the Seller to prevent such transfer. The Seller shall consult with the Purchaser in a timely manner on all important strategic matters relating to any such proceedings. The Seller shall not settle any proceedings without the prior written consent of the Purchaser (it being understood that such consent will not be unreasonably withheld or delayed).

(f)    Any amount to be paid by the Seller to the Purchaser under this Article
       5.14 shall be paid together with accrued interest on that amount at the rate of EURIBOR three (3) months + fifty (50) basis points for the period starting on the date by which such payment is due and ending on (and including) the date the payment is made.

(g) The fees of the Netherlands Pension Actuary in undertaking any actuarial calculations required by this Article 5.14 will be borne by the Seller and by the Purchaser in equal shares.

(h) The Seller and the Purchaser shall co-operate to ensure that the Netherlands Pension Actuary is provided in a timely manner with all information that he reasonably requests for the purposes of calculating any amount contemplated by this Article 5.14.

(i) Any and all notifications anticipated by this Article 5.14 shall be subject to the terms of Article 12.3.

(j) The Purchaser shall, and shall cause the Company and its Subsidiaries to, use reasonable best efforts to cooperate with legal and other efforts by the Seller to seek, at its cost, recovery from Buhrmann of any funding deficit under the Netherlands Burhmann Pension Plan that Buhrmann has guaranteed in writing to cover (it being the Seller's responsibility to provide the Purchaser with any such guarantee that may exist), including any reasonable request by the Seller to the Purchaser to accept a letter of credit securing its obligations to cover such deficit in lieu of making payments to the Purchaser, the Company or the Subsidiaries that would cause a loss of a claim under any such guarantee. The Purchaser shall not otherwise be obliged to take steps to collect under any such guarantee, but shall transfer to the Seller any amounts paid to the Company or any of its Subsidiaries under any such guarantee if the Seller has already paid to the Purchaser an amount in cash equal to any such funding deficit under the Netherlands Buhrmann Pension Plan. If the Purchaser, the Company or any of its Subsidiaries shall receive a payment under any such guarantee and the Seller has not paid the deficit under the Netherlands Buhrmann Pension Plan, such payment shall be credited against the remaining obligations of the Seller.

(k) If the result of the Seller's efforts that the transfer of the Netherlands SFP Pension Plan is prevented and liability results to the Purchaser, the Company or any of its Subsidiaries as a result of such prevention, the Seller shall indemnify and hold harmless the Purchaser, the Company or any of its Subsidiaries, as applicable, for all such liability.

(l) The Purchaser shall not, and, after the Closing Date, shall cause Guilbert Netherlands not to, accept the transfer of the Netherlands SFP Pension Plan without the Seller's consent (which shall not be unreasonably withheld or delayed) unless Guilbert Netherlands is legally obligated to do so.

5.15   STAPLES AGREEMENT

The Purchaser shall cause the Company and its Subsidiaries to fully comply with all of their obligations under the Staples Agreement from and after the Closing.

5.16   LETTER OF CREDIT

If, at anytime prior to the earlier of (i) the Termination Date of the UK Pension Plan and (ii) the fifth anniversary of the Closing Date (the "DROP DATE"), the corporate rating assigned to the Seller by either of (Standard & Poor's Ltd) ("S&P"), Moody's Investors Service, Inc. ("MOODY'S" and, together with S&P, the "RATING AGENCIES", and each a "RATING AGENCY") is worse than BBB- (with respect to S&P) or BAA3 (with respect to Moody's), than the Seller shall, at its cost, no later than 60 days from the date such rating is publicly disclosed, cause an Acceptable Bank to issue, for the benefit of the Purchaser, a letter of credit in an amount equal to seventy million euros (euros 70,000,000) (the "LETTER OF CREDIT") and with a term ending no sooner than the Drop Date, to serve as an unconditional guarantee of the Seller's obligations in connection with the Transaction, including the Seller's indemnification obligations under Article 8. The obligation to maintain the Letter of Credit shall terminate upon the rating becoming at least BBB- or BAA3.

For the purposes of this Article, an "ACCEPTABLE BANK" means a financial institution of international reputation, with a rating assigned to its unsecured, unsubordinated and unguaranteed short term debt obligations which is at least A1 from S&P or P1 from Moody's.

ARTICLE 6 - FURTHER ACTIONS

The Parties agree to use all reasonable efforts, subject to Article 5.2, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable laws to facilitate and cause the consummation of the Transaction.

At all times prior to the Closing Date, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure of any of the conditions contained in Article 7 to be satisfied.


ARTICLE 7 - CONDITIONS PRECEDENT TO CLOSING

7.1 The Closing is subject to the condition that the Antitrust Clearance from all of the Antitrust Authorities shall have been obtained.

7.2 The obligation of the Purchaser to consummate the Closing is subject to the condition that (a) after the date of this Agreement, no event, change or development shall have occurred and be continuing in the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole, which has resulted in or could reasonably be expected to result in a Material Adverse Effect; and (b) the representation given in
        Article 3.16(a) is true and correct.


ARTICLE 8 - INDEMNIFICATION

8.1    INDEMNIFICATION OF THE PURCHASER

8.1.1 Subject to the terms and conditions of this Article 8, after the Closing, the Seller shall indemnify, defend and hold the Purchaser (or the Company or the relevant Subsidiary, as the case may be) harmless from and against any and all direct damages (including expenses incurred in connection therewith, including reasonable attorneys' fees), liabilities and losses, including those resulting from a Tax audit or reassessment (individually a "LOSS" or collectively "LOSSES"), asserted against, resulting in, imposed upon or incurred by the Purchaser, the Company or the Subsidiaries relating to, arising out of or resulting from:

       (a) any inaccuracy or breach of any representation or warranty of the Seller contained in this Agreement;

       (b) any breach or violation of any covenant or agreement of the Seller contained in this Agreement (other than Article 2).

       After the Closing, except with respect to (i) claims based upon fraud and
       (ii) claims solely for injunctive relief under Articles 5.11, 5.16, 9 or 10, and subject to Article 7.2, the right to indemnification provided for in this Article 8.1.1 shall be the Purchaser's exclusive remedy for any such inaccuracy or breach of representations or warranty or breach of covenant or agreement.

8.1.2  No indemnification pursuant to Article 8.1.1 above will be made:

       (a) except for matters subject to specific indemnification hereunder (Articles 5.8, 5.9, 5.14, 8.3 and 8.8), to the extent that the facts giving rise to the relevant Losses were covered by relevant provisions or by provisions covering items of the same nature in the Financial Statements as of December 31, 2002;

       (b) to the extent that the relevant Losses are due to the Purchaser's or, with respect to any period following the Closing, the Company's or any Subsidiary's willful misconduct, negligence or bad faith;

       (c) if and to the extent that (in the event that the relevant breach can be cured) the Seller has, within thirty (30) days following receipt by the Seller of the Purchaser's notice, cured such breach by specific performance;

       (d) if and to the extent that the Purchaser or the Company or its Subsidiaries is entitled to receive or has received recovery for the relevant Losses from any other Person (including under any insurance policy) or if and to the extent that nonrecovery from any other Person is due to the failure of the Purchaser and/or the Company and/or any Subsidiary to use its or their reasonable efforts to obtain such recovery;

       (e) subject to Article 5.9(m), if and to the extent that the relevant Losses arise or are increased as a result of the enactment or amendment of any legal requirement including with regard to Taxes after the date of this Agreement; or

       (f) if the relevant Losses arise as a result of the application of any generally accepted accounting principles, procedures, methods and judgments other than the Accounting Principles.

8.1.3  Effective nature of the loss

       (a) Any deficiency assessed by the Tax authorities whose sole effect is to shift a Tax liability from one fiscal year to another shall give rise to indemnification by the Seller only insofar as the Company or the Subsidiaries is required to pay a penalty or interest charge in relation thereto.

       (b) Any deficiency assessed with regard to a Tax, such as a value-added Tax, which is recoverable shall give rise to indemnification by the Seller only insofar as the Company and the Subsidiaries is required to pay a penalty or interest charge in relation thereto.

       (c) Any indemnification due by the Seller shall be calculated taking into account (i) the effect of any Tax savings realized by the Company and the Subsidiaries as a result of the Tax deductibility of the relevant Loss; and (ii) the effect of the taxation of any such indemnification so that the Company or the relevant Subsidiary or the Purchaser shall be in the same position as it would have been should the Loss have not occurred.

       (d) A Loss shall be eligible for indemnification by the Seller to the extent and only to the extent such Loss has effectively been sustained by the Purchaser, the Company or the Subsidiaries, and any indemnification due by the Seller shall be based on the amount of the Loss actually sustained by the Company and the Subsidiaries or the Purchaser, and shall be computed without regard to any multiple, price-earnings or equivalent ratio implicit in negotiating and/or settling the Purchase Price.

       (e) Any indemnification due by the Seller shall in all cases be limited to the amount of the Loss subject to the provisions of paragraph (d) here above, notwithstanding the fact that the event giving rise to the Seller's obligation may originate from an inaccuracy of several of the representations and warranties made under Article 3 hereof.

       (f) If a claim is based upon a liability which is contingent only, no indemnification shall be due unless and until such liability becomes due and payable.

       (g) In the event that the Company or any of the Subsidiaries is required to make a payment in connection with a third-party claim, the Seller shall not be required to make any indemnification payment in connection thereto before such payment has actually been made by such Company or Subsidiary to such third party.

       (h) The Seller shall in no event be held liable for any punitive, consequential or incidental damages asserted by the Company or any of the Subsidiaries except to the extent the Company or its Subsidiaries have been required to pay such damages, and have made such payment, to a third party and the Seller is otherwise required to provide indemnification pursuant to this Article 8.

8.1.4 Any payment made by the Seller under this Agreement shall be deemed to be an indemnification to the Company or the relevant Subsidiary, except if such Loss is suffered by the Purchaser in which case the Purchaser shall be free to direct any payments under this Article 8 to itself. However, the Purchaser shall be free to direct payments either to itself or to the Company or any of the Subsidiaries as it deems appropriate, to the extent that it does not create any additional cost on the Seller.

8.2    INDEMNIFICATION OF THE SELLER

The Purchaser shall indemnify and hold the Seller harmless against any Loss arising out of or resulting from:

       (a) any inaccuracy, breach of any representation or warranty by the Purchaser contained herein or in any document delivered hereunder; and

       (b) any breach or violation of any covenant or agreement by the Purchaser contained herein to be performed on or prior to the Closing Date.

       The indemnification of the Seller pursuant to this Article 8.2 shall be subject to the limitations and qualifications which are reciprocal to those applicable to the indemnification of the Purchaser provided for in
       Article 8; PROVIDED, HOWEVER, that Losses arising out of or in connection with a breach by the Purchaser of the covenants given in Articles 5.2, 5.8, 5.9, 5.13 or 5.15 shall not be subject to the limitations set forth in Article 8.7.1.

8.3    STAPLES INDEMNIFICATION

       (a) The Seller shall indemnify, defend and hold harmless the Purchaser (or the Company or the relevant Subsidiary, as the case may be) from and against any Loss asserted against, resulting in, imposed upon or incurred by the Purchaser (or the Company or the relevant Subsidiary, as the case may be) relating to, arising out of or resulting from the Staples Agreement to the extent which the Purchaser or the Company or any of the Subsidiaries is required to make payments pursuant thereto; PROVIDED, HOWEVER, that the Company and its Subsidiaries have materially complied with their obligations under the Staples Agreement since the Closing; PROVIDED, FURTHER, that the Seller has delivered a true and complete copy of the Staples Agreement to the Purchaser.

       (b) In the event that the Purchaser, the Company or its Subsidiaries receive a claim from Staples or from any third party under Articles 2.2.1(d), (e) or (f) or Article 8 of the Staples Agreement (a "STAPLES AGREEMENT CLAIM"), the Purchaser shall promptly notify the Seller thereof, providing it with all documents relating to and all information necessary to understand and evaluate such Staples Agreement Claim. Failure to give such notice and information shall not affect the indemnification obligations hereunder except to the extent the Seller is prejudiced. The Seller shall have the right to control the defense, compromise or settlement of the proceeding, and the Purchaser shall not, and shall cause the Company and its Subsidiaries not to, settle any proceeding without the prior written consent of the Seller (it being understood that, with respect to any settlement without such prior written consent or if the Seller has not received prompt notification of the Staples Agreement Claim and if and to the extent the Seller is prejudiced by such failure, or was not given the right to control the defense or compromise of the Staples Agreement Claim, none of the

              Purchaser, the Company or its Subsidiaries shall be entitled to indemnification therefor). With respect to any Staples Agreement Claim that is reasonably likely to have an impact on any ongoing material relationship between the Company or any of its Subsidiaries and any significant third party, the Seller shall keep the Purchaser informed about the defense, compromise or settlement of such Staples Agreement Claim, including reasonable advance notice of any major steps or actions to be taken by the Seller in connection therewith, and the Seller shall in good faith engage in prior consultation with the Purchaser.

       (c) To the extent possible and applicable, the Seller will pay any amounts required to be paid by the Seller pursuant to this Article
              8.3 directly to Staples rather than to the Purchaser; PROVIDED, HOWEVER, that the Purchaser has given the Seller sufficient advance written notice of its request that the Seller pay such amounts directly to Staples.

       (d) In the event that the Purchaser, the Company or its Subsidiaries receives any payment from a third party pursuant to the Staples Agreement, the Purchaser shall, or shall cause the Company or its Subsidiaries to, as applicable, promptly pay to the Seller, in cash, an amount equal to such third party payment.

8.4    CONDITIONS OF INDEMNIFICATION

The obligations of the Seller and the Purchaser, as the case may be, under Articles 8.1, 8.2 and 8.8 (herein referred to as the "INDEMNIFYING PARTY"), with respect to claims shall be subject to the following terms and conditions:

       (a) The person to whom such claim relates (the "INDEMNIFIED PARTY") will give the Indemnifying Party prompt notice of such claim in any event within thirty (30) days (i) from receipt by the Indemnified Party of written notice of the commencement of any action or proceeding (except for actions, claims or proceedings which require an action, claim to be taken within thirty (30) days or less for which such delay shall be reduced to five (5) Business
              Days) or (ii) the knowledge by the Company of the facts or events giving rise to the claim. Failure to give timely notice shall not affect the indemnification obligations hereunder except to the extent the Indemnifying Party is prejudiced. The Indemnified Party shall have the right to control the defense, compromise or settlement of the proceeding, provided that (i) the Indemnified Party shall consult with the Indemnifying Party in a timely manner on all important strategic matters relating to any such proceeding and (ii) the Indemnified Party shall not settle any proceeding without the prior written consent of the Indemnifying Party (it being understood that, (i) with respect to any settlement without such prior written consent, the Indemnified Party shall not be entitled to indemnification therefor and (ii) that such consent will not be unreasonably withheld or delayed).

       (b) Upon the final determination of the liability under this Article 8, the Indemnifying Party shall pay to the Indemnified Party within thirty (30) days after such determination, the amount of any claim for indemnification made hereunder. Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party, if any, against any Person with respect to the subject matter of such claim.

       (c) Notice by the Purchaser of any claim of indemnity by the Seller must be given in writing to the Seller not later than March 11, 2005 (except for (i) claims relating to Taxes, for which such notice must be given not later than one (1) month following the date of expiration of the applicable statute of limitation, and
              (ii) claims under Articles 5.9, 8.8, 9 or 10 solely to the extent the applicable period under such Article(s) extends beyond March 11, 2005) (the "NOTICE DEADLINE"). The notice will set forth all relevant facts and will indicate which section or sections of this Agreement are alleged to have been violated. Any notice given by Purchaser later than the applicable date referred to in this paragraph (c) will be of no effect and, in particular, will not give rise to any recovery under this Article 8. If notice sufficient (with reasonable specificity) to make a claim is received by the Seller prior to the Notice Deadline, the claim which is the subject of such notice shall not thereafter be barred by the expiration of the Notice Deadline.

8.5    COOPERATION OF THE PARTIES

Each Party shall give the other Party its full cooperation in defending all claims subject to indemnification hereunder, including furnishing witnesses and documentary evidence to the extent available.

8.6    DUTY TO MITIGATE

Each Party shall use its reasonable best efforts to mitigate any Loss to the extent practicable under the circumstances and the failure to do so may cause the Party's right to indemnification to be reduced, but only by the reasonable amount by which such mitigation should have reduced such claim.

8.7    LIMITATIONS ON INDEMNITY PAYMENTS

8.7.1 No claim for indemnification under Article 8.1 may be made, and no payment in respect thereof shall be required unless (i) the amount for which the Purchaser seeks payment in relation with any individual Loss or a series of Losses, to the extent that they are caused by the same set of facts and have an identical nature, exceeds the threshold (SEUIL) of Euro sixty thousand (60,000) and (ii) the aggregate amount of Losses against which Purchaser is entitled to be indemnified exceeds the deductible (FRANCHISE) of Euro eight million (8,000,000) (it being understood that any Loss not exceeding the sixty thousand (60,000) Euro threshold (SEUIL) set forth in clause (i) of this Article 8.7.1 shall not be counted towards such Euro eight million (8,000,000) deductible (FRANCHISE)) and then only for the amount that exceeds Euro eight million (8,000,000). Except as set forth in Articles 8.7.2 and 8.7.3, in no event shall the aggregate amount to be paid to the Purchaser hereunder exceed Euro ninety million (90,000,000).

8.7.2 Losses arising out of or in connection with a breach by the Seller of the representations given in Articles 3.1.3(f), (g), 3.2.1, 3.2.2 or 3.8 or the covenants given in Articles 5.1, 5.8, 5.9, 5.10, 5.14, 5.16, 8.3, 9 or 10 shall not be subject to the limitations set forth in Article 8.7.1.

8.7.3 Any payments made by the Seller to the Purchaser pursuant to Article 8.8, shall be counted in the maximum aggregate amount of Euro ninety million (90,000,000) set forth in Article 8.7.1 for payments with respect to such Article, but shall not be subject to the limitations set forth in Article 8.7.1.

8.7.4 Losses arising out of or in connection with a breach by the Seller of covenants given in Article 5.7 shall be counted in the maximum aggregate amount of Euro ninety million (90,000,000) set forth in Article 8.7.1 and, together with any other Losses, shall not exceed Euro ninety million (90,000,000) and shall be subject to the minimum threshold set forth in
       Article 8.7.1(i), but shall not be subject to the deductible set forth in
       Article 8.7.1(ii).

8.8    INDEMNIFICATION FOR RESTRUCTURING COSTS

The Seller shall indemnify and hold the Purchaser harmless for cash payments required to be made by the Company or its Subsidiaries with respect to the items set forth on SCHEDULE 8.8 solely to the extent set forth in such Schedule if and when such payments are made to third parties with respect to the items set forth in such Schedule. The Purchaser shall use all reasonable efforts to cause the Company and its Subsidiaries to minimize the amount of such payments. The amounts set forth on SCHEDULE 8.8 shall be reduced to the extent that the Company or any of its Subsidiaries have made any payments with respect to any items listed on such Schedule to any third party before the Closing.


ARTICLE 9 - NON-COMPETITION; NON-SOLICITATION

(a) The Seller shall abstain and shall cause their Related Persons to abstain: (i) for a period from the Closing Date to the third anniversary thereof, from starting a new business directly competing with the business of the Company and the Subsidiaries in any country in which the Company and the Subsidiaries are doing business as of the date of this Agreement; and (ii) for a period from the Closing Date to the first anniversary thereof, from acquiring any business or entity whatsoever which more than 25% of the prior year's revenues derived from a contract stationers business in any of the countries in which the Company and the Subsidiaries are doing business as of the date of this Agreement; it being understood that this shall not restrict the operations of any of the businesses owned or operated by the Seller or its Related Persons as of the date of this Agreement.

(b) For a period of two years after the date of this Agreement, neither the Seller nor any of its Related Persons shall, directly or indirectly, solicit or induce any employee of the Company or of any of the Subsidiaries, to leave such employment and become an employee of any Person other than the Company and the Subsidiaries; PROVIDED HOWEVER, that nothing in this Article 9 shall prohibit the Seller or its Related Persons from employing (i) any Person who contacts them on his or her own six (6) months after the date of this Agreement, provided such Person had not been solicited by the Seller or any of their Related Persons after the Closing, or (ii) the Persons listed in SCHEDULE 9(b).

ARTICLE 10 - CONFIDENTIALITY

For a period of three (3) years from the Closing Date, the Seller shall maintain, and shall cause its Related Persons to maintain, in strict confidence, all information relating to the business of the Company and the Subsidiaries (including, but not limited to, intellectual property rights and all information other than information which is or becomes readily obtainable from a public source through no fault of the Seller). Without limiting the generality of the foregoing, the Seller undertakes not to disclose, and shall cause its Related Persons not to disclose, to a third party any information concerning the Company or the Subsidiaries except (i) when requested or required to disclose such information by law, by the regulations of any relevant stock exchange, by any court or other judicial authority or pursuant to any enquiry or investigation by any Governmental Authority which is lawfully entitled to require any such disclosure; or (ii) as authorized by the Purchaser and to the extent necessary in the ordinary course of business and will not itself use, and shall cause its Related Persons not to use, such information.


ARTICLE 11 - TERMINATION

11.1   GROUNDS FOR TERMINATION

This Agreement may be terminated at any time prior to the Closing Date:

       (a)    by the written agreement of each of the Purchaser and the Seller;

       (b) by either the Purchaser or the Seller in the case of a material breach by the other Party of its covenants pursuant to this Agreement which such breach is not cured within 30 days of written notice thereof given by the non-breaching Party to the breaching Party; or

       (c)    by the Seller pursuant to Article 5.2.5.

11.2   EFFECT OF TERMINATION

If this Agreement is terminated as permitted under this Article 11, such termination shall be without liability to any Party to this Agreement or any affiliate, shareholder, director, officer or representative of such Party, except for liability arising from a willful breach of this Agreement.

11.3   LAPSE

In the event that the conditions precedent set forth in Article 7 have not been satisfied by January 31, 2004, the Seller and the Purchaser shall each have the right to terminate this Agreement; PROVIDED, HOWEVER, that to implement such termination right, the Seller, or the Purchaser, as applicable, shall have fulfilled its obligations under this Agreement.

ARTICLE 12 - MISCELLANEOUS

12.1   PUBLICITY

From the date hereof through and including the Closing Date, neither the Purchaser nor the Seller shall issue, or cause or permit the publication by any of its subsidiaries, affiliates or representatives, of any press release or other announcement with respect to this Agreement except with the consent of the other Party (which shall not be unreasonably withheld or delayed) or as required by applicable law.

12.2   COSTS AND EXPENSES

Whether or not the Transaction is consummated, each of the Parties to this Agreement shall bear its own expenses incurred in connection with the negotiation, preparation, execution and Closing of this Agreement and the Transaction.

The Purchaser shall declare the acquisition of the Shares pursuant to Article 726 of the French Tax Code and pay all and any stamp or registration duties due in consequence of this Agreement.

12.3   NOTICES

All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally (against a receipt signed and dated by the addressee) or sent by facsimile transmission (provided that a copy is mailed by registered mail, return receipt requested) as follows:

       If to the Purchaser, to:     Mr. Charles E. Brown
                                    EVP & CFO
                                    Office Depot, Inc.
                                    2200 Old Germantown Road
                                    Delray Beach, FL 33445

                                    Facsimile: (561) 438-8637

       with a copy to:              David C. Fannin
                                    EVP & General Counsel
                                    Office Depot, Inc.
                                    2200 Old Germantown Road
                                    Delray Beach, FL 33445
                                    Facsimile: (561) 438-8665
       and Skadden, Arps, Slate, Meagher & Flom LLP 68 rue du Faubourg Saint Honore
                                   75008 Paris
                                   Attention: Pierre Servan-Schreiber
                                   Facsimile: (33-1) 55 27 11 99

       and                         Skadden, Arps, Slate, Meagher & Flom LLP
                                   4 Times Square
                                   New York, NY  10036-6522
                                   Attention:  Blaine V. Fogg
                                   Facsimile: (212) 735-3000


       If to the Sellers, to:      GUILBERT
                                   126, rue du Poteau
                                   60300 Senlis Cedex
                                   Attention: Chief Executive Officer
                                   Facsimile:(33-3) 44 54 55 99

                                   PPR
                                   18, place Henri Bergson
                                   75381 Paris Cedex 08
                                   Attention: Chief Legal Officer
                                   Facsimile: (33-1) 44 90 62 42

       with a copy to:             Darrois Villey Maillot Brochier
                                   69, avenue Victor Hugo
                                   Cedex 16
                                   75783 Paris
                                   Attention: Herve Pisani
                                   Facsimile: (33-1) 45 01 50 47; and

       and                         Wachtell, Lipton, Rosen & Katz
                                   51 West 52nd Street
                                   New York, NY 10019
                                   Attention: David A. Katz, Esq.
                                   Facsimile: (212) 403-2000


or to such other address as hereafter shall be furnished as provided in this
Article 12.3 by any of the Parties hereto to the other Parties hereto.

Notices sent by facsimile transmission with copy by registered mail, return receipt requested, shall be deemed received when the facsimile transmission is received.

12.4   ENTIRE AGREEMENT

This Agreement (including the Schedules and Exhibits referred to herein) sets forth the entire understanding and agreement between the Parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

12.5   NO THIRD PARTY RIGHTS; ASSIGNMENT

This Agreement is intended to be solely for the benefit of the Parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Parties hereto and shall not be assignable without the prior written consent of the other Party. Notwithstanding the above, the Purchaser shall be entitled to assign the right to acquire the Shares to any of its wholly-owned subsidiaries; PROVIDED, HOWEVER, that the Purchaser shall provide written notice to the Seller of any such assignment prior to any such assignment being made and an undertaking in such notice to remain jointly liable for the performance by the assignee of all obligations undertaken by the Purchaser under this Agreement.

12.6   CONFIDENTIALITY

Seller and Purchaser, acting on their own behalf and on behalf of their Related Persons, agree that they will hold in strict confidence all information disclosed in connection with this Agreement, its existence or the Transaction and will not disclose the same to any Person without the prior written consent of the other Party save:

       (i) such information is already, or becomes, publicly available, through no fault of such Party;

       (i) when the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the consummation or the transaction under applicable treaties, laws and regulations; and

       (iii) when requested or required to disclose such information by law, by the regulations of any relevant stock exchange, by any court or other judicial authority or pursuant to any enquiry or investigation by any Governmental Authority which is lawfully entitled to require any such disclosure, then the Party so requested or required shall provide the other Party with prompt notice of such request or requirement and to the full extent possible before such disclosure. The Party receiving the above mentioned notice may then either seek appropriate protective relief from all or part of such request or requirement, including confidential treatment of any such disclosure if required, or waive the requested Party's compliance with the Agreement with respect to all or part of such request or requirement. The requested Party will cooperate with the relevant party's attempts to obtain any protective relief which it chooses to seek. If, after the relevant Party has had a reasonable opportunity to seek such relief, it fails to obtain such relief, and, in the opinion of counsel for the requested Party, the requested party is legally compelled to disclose any confidential information to such Governmental Authority, then the requested party may disclose that portion of confidential information which counsel to the requested Party advises that it must disclose.

         If the Transaction is not consummated and/or this Agreement is terminated, then each Party hereto will continue to maintain the confidentiality of all such information and, according to the instructions of the other Party hereto, either return or destroy all such written and electronic information along with all copies thereof.


12.7   WAIVERS AND AMENDMENTS

No modification of or amendment to this Agreement shall be valid unless in a writing signed by the Parties hereto referring specifically to this Agreement.

Any waiver of any term or condition of this Agreement must be in a writing signed each Party hereto referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.


12.8   GOVERNING LAW

This Agreement shall be exclusively governed in all respects by French Law, without regard to principles of conflicts of law.


12.9   DISPUTES; ARBITRATION

12.9.1 The Parties undertake to use their best efforts to try to settle amicably any dispute, controversy or claim arising out or in connection with this Agreement or the breach, termination or validity thereof (a "DISPUTE").

       Therefore, before referring to arbitration any Party must notify by registered mail to the other Party its wish to try to settle amicably the Dispute. Such notice shall include the statement of the dispute and any documents related thereto.

       The Parties undertake to involve the higher level of their management to try to settle amicably the Dispute.

12.9.2 Failing an amicable settlement within three (3) weeks of the receipt of the above mentioned notification, the Dispute shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce ("ICC") then in effect (the "RULES"), except as modified herein. The arbitration shall be held in Paris, France. The arbitration proceedings shall be conducted in English and documentary exhibits may be admissible in French or English without translation into French or English, as the case may be, and the award shall be rendered in the English language. The arbitrators shall render their award within four (4) months from the date on which the last arbitrator is selected.

       (i) There shall be three arbitrators, all of whom shall be selected in accordance with the rules of the ICC. Each arbitrator shall be fluent in both English and French.

       (ii) The Parties hereby waive any rights of application or appeal to the courts of France to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made, except for actions to enforce an arbitral award and actions seeking interim, interlocutory or other provisional relief in any court of competent jurisdiction.

       (iii) The award shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.

       (iv) The Parties shall each bear its own costs and expenses and an equal share of the arbitrators' and administrative fees of the arbitration.

       (v) This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

       (vi) All notices by one party to another party in connection with the arbitration shall be in accordance with the provisions of Article
              12.3 except that no notice may be transmitted by facsimile.

       (vii) This agreement to arbitrate shall be binding upon the successors and assigns of each party.


12.10  DEFINITION OF SELLER'S KNOWLEDGE

The phrases "to the knowledge of the Seller" or "to the Seller's knowledge" shall mean, for purposes of this Agreement, the actual knowledge of Serge Weinberg, Patrice Marteau, Philippe Klocanas, Pascal Martin, Bernard Ansart, Denis Besse, Philippe Ferragu and Yves Delahousse.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

                                               Drawn up in Paris
                                               On April 11, 2003
                                               one original copy for each Party




The Purchaser                                  The Seller

/s/ BRUCE NELSON                               /s/ SERGE WEINBERG
--------------------------------               --------------------------------
Bruce Nelson                                   Serge Weinberg
Chairman of the Board and                      Chief Executive Officer
Chief Executive Officer

                                                                         ANNEX A

                                 WORKING CAPITAL

The amount used to determine the Net Working Capital Deficit in accordance with the Agreement shall be the amount set forth below corresponding to the month in which the Closing occurs.

APRIL 2003           264
------------------------

May 2003             250
June 2003            251
July 2003            265
August 2003          248
September 2003       256
October 2003         270
November 2003        273
December 2003        230
















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


                                  SCHEDULE 8.8


DETAIL OF RESTRUCTURING PROVISIONS.




---------------------------------------------------------------------------------------------------------------------
          PROVISIONS                                       DESCRIPTION                               AMOUNT AS OF
                                                                                                      12/31/2002
                                                                                                     (THOUSANDS OF
                                                                                                        EUROS)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
OFFICE 1                        Rent costs for locations  previously used by Office 1 in Coventry,             1,251
                                Preston and Walsall, net of any sub let income.
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
EMPLOYEE LITIGATION (FRANCE)    Risks associated to employee litigations in Guilbert France, as                  497
                                they are mentioned in Schedule 3.14.
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
LEASES AND PREMIUMS FRS12       Rent costs for locations previously  used by Guilbert UK or BCOP                 630
                                UK in Bristol (the quadrant), St Helens, East Kilbridge and Gate
                                Lodge in Northampton
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
EMPLOYEE LITIGATION (UK)        Provision for the payment of the fees of the lawyers involved in                  23
                                the employee litigations.
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
EMPLOYEE LITIGATION (ITALY)     Risk associated to litigation with 1 former employee of Titanedi.                 20

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
EMPLOYEE LITIGATION (BELGIUM)   Risk associated to litigations with 2 former employees of                         95
                                Guilbert Belgium (M. Woitrin and M. Di Gaetano)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
BCOP UK RESTRUCTURING           Same object as for Provisions Office 1                                         1,017
PROVISIONS
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
COMMITTED CE MERGER             Rent costs for locations previously used before completion of the              2,351
RESTRUCTURING COSTS             integration  process between Guilbert NL and the Corporate Express affiliate bought in  2001 in NL. Locations are in  Enschede,
                                Amersfoort, Beverwijk, Groningen, Zwolle (Rollenweg), Zwolle
                                (former NIC building).
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
XEROX MACHINE                   Payment of the rent for the XEROX printing machine in Erith which              3,079
                                is no more used due to the non renewal of the contract with
                                Inland Revenue.
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                                                SUBTOTAL
                                                                                                               8,963
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
N/A                             Severance payment for the termination of Yves Delahousse's                     1,200*
                                employment agreement.
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                                                TOTAL
                                                                                                              10,163
---------------------------------------------------------------------------------------------------------------------



* Contractual amount for which no corresponding Financial Statement provision exists




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